Exhibit 10.11

CREDIT AGREEMENT

Dated as of May 1, 2013

among

FLOOR AND DECOR OUTLETS OF AMERICA, INC.,

as the Lead Borrower,

the other Borrowers Named Herein,

the Guarantors Named Herein,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Collateral Agent and Swing Line Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Term Loan Agent,

the Lenders Party Hereto,

SUNTRUST BANK

as Syndication Agent

and

WELLS FARGO CAPITAL FINANCE, LLC,

As Sole Lead Arranger and Sole Bookrunner

i

v

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Prohibited Countries
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.04	Governmental Approvals
5.06	Material Indebtedness
5.08	Subsidiaries; Other Equity Investments; Equity Interests in the Borrower
5.09	Litigation
5.13	Taxes
5.16	Environmental Matters
5.18(a)	Owned Real Estate
5.18(b)	Leased Real Estate
5.21	Insurance
5.23	Intellectual Property Matters
5.24	Material Contracts
5.26(a)	DDAs
5.26(b)	Credit Card Arrangements
6.04	Financial and Collateral Reporting
7.02	Existing Liens
7.04	Existing Investments
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
C-3	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G	Credit Card Notification
H	DDA Notification
I	Form of Joinder

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of May 1, 2013, among FLOOR AND DECOR OUTLETS OF AMERICA, INC., a Delaware corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (as such schedule may be updated from time to time), jointly and severally (collectively with the Lead Borrower, the “Borrowers”), FDO ACQUISITION CORP., a Delaware corporation (“Borrower Holdco”), and each of the other Persons named on Schedule 1.02 hereto jointly and severally (collectively with Borrower Holdco, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, and Swing Line Lender, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Term Loan Agent.

The Borrowers have requested that the Lenders provide a revolving credit facility and a term loan, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (a) the occurrence and continuance of any Event of Default, or (b) at the election of the Agent, the failure of the Borrowers to maintain Availability at least equal to twenty percent (20%) of the Loan Cap for any three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s or at that Term Loan Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded twenty percent (20%) of the Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, to the order of the Agent, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of: (i) the Agent, (ii) the Term Loan B Agent to the extent subject to the Term Loan B Intercreditor Agreement, and (iii) Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent and for which the Agent shall have established Reserves in its Permitted Discretion), and (e) is on terms otherwise reasonably acceptable to the Agent.

“Acceptable Transport Document” means, with respect to any Inventory, a tangible, non-negotiable bill of lading or sea waybill that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) names a Borrower (or, at its request, the Agent) as consignee, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of: (i) the Agent, (ii) the Term Loan B Agent to the extent subject to the Term Loan B Intercreditor Agreement, and (iii) Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent and for which the Agent shall have established Reserves in its Permitted Discretion),  (e) either (i) contains an express waiver from the consignor / shipper  of its right to alter the named consignee and its right of stoppage in transit, or (ii) for which the consignor / shipper thereunder shall have entered a Customs Broker/Carrier Agreement with the Agent which contains an express waiver from such consignor / shipper of its right to alter the named consignee and its right of stoppage in transit, and (f) is on terms otherwise reasonably acceptable to the Agent.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, or (e) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” means, with respect to any Person (a) a purchase or other acquisition of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, (c) a merger or consolidation of such Person with any other Person or any other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets or a Controlling interest in the Equity Interests of any Person or (d) any acquisition of any Store locations of any Person, in each case, in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning specified in Section 10.17.

“Additional Commitment Lender” has the meaning specified in Section 2.15(a)(iii).

“Adjusted LIBO Rate” means:

(a)                                 for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b)                                 for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Month, commencing June 1, 2013.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (iii) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person; provided that an employee of any such Person shall not be considered an “Affiliate” unless such employee falls within one of the three (3) categories described in clauses (i) through (iii) above.

“Agent” means Wells Fargo in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  As of the Closing Date, the Aggregate Revolving Commitments are $100,000,000.

“Agreement” has the meaning specified in the preamble.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Annual Financial Statements” has the meaning specified in Section 6.04(a).

“Applicable Lenders” means the Required Lenders, Required Revolving Lenders, Required Term Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)                                 From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b)                                 From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability for the most recent Fiscal Month ended immediately preceding such Adjustment Date; provided, however, notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default under Sections 8.01(b), (c), (h) or (i) or if an Event of Default arises based on a breach of Section 6.04(a), (b), (c) or (h), the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level III (even if the Average Daily Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further if the foregoing financial statements or any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Availability	LIBOR Margin	Base Rate Margin	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Greater than or equal to 66% of the Loan Cap	1.50%	0.50%	1.00%	1.50%
II	Less than 66% of the Loan Cap, but greater than 33% of the Loan Cap	1.75%	0.75%	1.25%	1.75%
III	Less than or equal to 33% of the Loan Cap	2.00%	1.00%	1.50%	2.00%

“Applicable Percentage” means, as the context requires, (a) with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, (b) with respect to any Term Lender at any time, the portion of the Term Loan represented by the outstanding principal balance of such Term Lender’s Term Loan at such time, or (c) with respect to all Lenders at any time, the percentage of the sum of the Aggregate Revolving Commitments represented by the sum of such Lender’s Revolving Commitment and the outstanding principal balance of such Lender’s Term Loan at such time, in each case as the context provides.  If the commitments of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.03 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means 90%.

“Appraised Value” means, with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is not located in any country listed on Schedule 1.03 or any such other countries that are referred to in the Trading with the Enemy Act (or similar Laws) as in effect from time to time, (b) has received timely payment or performance of all obligations owed to it listed on by the Loan Parties, (c) has not asserted and no event has occurred for which it has a right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so reasonably requested by the Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.

“Arranger” means Wells Fargo Capital Finance, LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 29, 2011, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)                                 the Loan Cap plus the balance of the Segregated Investment Account;

minus

(b)                                 the Total Revolving Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Agent that all accounts payable and Taxes are being paid on a timely basis as provided in Section 5.13 and Section 6.03.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06(a), and (c) the date of termination of the commitment of each Revolving Lender to make Committed Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.03.

“Availability Reserves” means, the sum of (a) the Term Loan Reserve, as determined by the Term Loan Agent from time to time in its Permitted Discretion, and (b) without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (i) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (iv) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (a) rent; (b) customs duties, and other costs to release Inventory which is being imported into the United States; (c) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (d) salaries, wages and benefits due to employees of any Borrower, (e) Customer Credit Liabilities, (f) Customer Deposits, (g) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (h) warehousemen’s or bailee’s charges and other Permitted

Encumbrances which may have priority over the interests of the Agent in the Collateral, (i) amounts due to vendors on account of consigned goods, (j) Cash Management Reserves, and (k) Bank Products Reserves.

“Average Daily Availability” means the average daily Availability for the immediately preceding Fiscal Month.

“Bank Products” means any services of facilities provided to any Loan Party by any Credit Party or any of their respective Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases (but, in each case, only to the extent that the applicable Lender, other than Wells Fargo, furnishing such services or facilities notifies the Agent and the Lead Borrower in writing that such services or facilities are to be deemed Bank Products hereunder).

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.”  The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.11(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Holdco” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.04.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Borrowing Base” means each of the Revolving Borrowing Base and the Term Loan Borrowing Base.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be reasonably required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for Borrower Holdco and its Subsidiaries shall not include:

(a)                                 expenditures to the extent they are made with (i) Equity Interests of the Parent or (ii) proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Lead Borrower after the Closing Date;

(b)                                 expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties used or useful in the business of Borrower Holdco and its Subsidiaries within one hundred eighty (180) days of receipt of such proceeds (or, to the extent such proceeds are committed to be used for such purpose pursuant to a binding written agreement during such one hundred (180) day period, expenditures made with such proceeds within two hundred seventy (270) days of receipt thereof);

(c)                                  expenditures that are accounted for as capital expenditures of such person and that actually are paid for in cash by a third party (excluding Borrower Holdco, the Borrower and any other Subsidiary) which cash payment by such third party may be made directly or may be made as a cash reimbursement to a Loan Party, and for which none of Borrower Holdco, the Borrower or any other Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(d)                                 the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(e)                                  Investments in respect of a Permitted Business Acquisition; or

(f)                                   the purchase of an asset made within one hundred eighty (180) days of the sale of any asset (to the extent such asset sale is permitted hereunder) to the extent such new asset is purchased with the proceeds of such sale (or, to the extent such proceeds are committed to be used for such purpose pursuant to a binding written agreement during such one hundred eighty (180) day period, purchases made with such proceeds within two hundred seventy (270) days of receipt thereof).

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.03.

“Cash Collateralize” has the meaning specified in Section 2.03(g).  Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) if, at any time, Availability is less than twelve and one half percent (12.5%) of the Loan Cap for three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded twelve and one half percent (12.5%) of the Loan Cap for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for thirty (30) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any Fiscal Year or on four (4) occasions after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by any Credit Party or any of their respective Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 at any time prior to a Public Offering, Permitted Holders shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in the Parent representing more than 51% of all of the Equity Interests of the Parent on a fully-diluted basis;

(b)                                 Permitted Holders shall fail to have the power to elect a majority of the board of directors of Parent, or, indirectly, the power to elect a majority of the board of directors of the Lead Borrower;

(c)                                  at any time after a Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right);

(d)                                 any “change of control” occurs under the Term Loan B Credit Agreement;

(e)                                  any “change in control” or similar event as defined in any Organizational Document of any Loan Party; or

(f)                                   the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent and the Term Loan B Agent and holders of Indebtedness under Section 7.01(q) which are subject to the Term Loan B Intercreditor Agreement), except where any transfer or sale of any such Equity Interests are permitted in the Loan Documents.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party.

“Collateral and Guaranty Requirements” means to cause any such Person (a) to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Agent in accordance with the provisions of the Security Agreement.  In no event shall compliance with these requirements waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with these requirements if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

“Commercial L/C Sublimit” means $5,000,000.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment or Term Commitment, as applicable.

“Commitment Increase” has the meaning specified in Section 2.15(a)(i).

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing or a Term Loan Borrowing, (b) a conversion of Committed Revolving Loans or Term Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Committed Revolving Loan” has the meaning specified in Section 2.01.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” has the meaning provided in Section 6.11(c).

“Confidential Information” has the meaning specified in Section 10.07.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of ten (10) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action; provided, however, with respect to any modifications or consents addressed in Sections 10.01(a) through  (k), in each case, with respect to the Loans owed to any particular Lender, such Lender shall be deemed to have rejected the request for its consent after the passage of such ten (10) Business Day period if it has not provided its actual consent for same.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means, with respect to Borrower Holdco and its Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of key money and other intangible assets and deferred financing fees and amortization of unrecognized prior service costs, of Borrower Holdco and its Subsidiaries as set forth on the most recently delivered Required Financial Statements for such period and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to a Person and its consolidated Subsidiaries for any period, the Consolidated Net Income of such Person and its consolidated Subsidiaries for such period:

(a)                                 increased, in each case to the extent deducted (and not added back) in Consolidated Net Income and, in each case, without duplication, by:

(i)                                     provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued; plus

(ii)                                  Consolidated Interest Charges; plus

(iii)                               Consolidated Depreciation and Amortization Expense; plus

(iv)                              (A) extraordinary losses, charges and expenses and (B) non-recurring losses, charges and expenses not to exceed the greater of $3,000,000 or 10% of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (iv)(B)) during any applicable 12-month measurement period with respect to this clause (B); plus

(v)                                 (A) losses, charges and expenses relating to the transactions contemplated hereby (including, without limitation, repayment of the Existing Credit Agreement and the Subordinated Notes), (B) transaction fees, costs and expenses (including upfront fees, commissions, premiums and charges) incurred (1) in connection with the consummation of any of the following transactions (or any of the following transactions proposed but not consummated; provided that the aggregate amount added back pursuant to this clause (v) in any twelve (12) Fiscal Month period with respect to non-consummated transactions shall not exceed $1,000,000) permitted under the Loan Documents:  equity issuances, Investments, Acquisitions, Dispositions, recapitalizations, mergers and the incurrence, modification or repayment of Indebtedness permitted to be incurred hereunder and under the Term Loan B Facility (in each case, including any refinancing thereof) or any amendments, waivers or other modifications under the agreements relating to such indebtedness or similar transactions or (2) in connection with a Public Offering, and (C) transaction fees, costs and expenses (including upfront fees, commissions, premiums and charges) relating to any transactions permitted under the Loan Documents (whether or not consummated) to the extent (1) actually reimbursed in cash during the applicable measurement period by third parties pursuant to indemnification provisions or similar agreements or (2) reimbursed by insurance in cash during the applicable measurement period; plus

(vi)                              unrealized net losses in the fair market value of any non-speculative hedge agreements; plus

(vii)                           the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and out-of-pocket expense reimbursements paid or accrued to or on behalf of any direct or indirect parent of the Lead Borrower or any Permitted Holder, or any Affiliate thereof, in each case, to the extent permitted hereunder; plus

(viii)                        to the extent relating to any Permitted Business Acquisitions, the amount of net cost savings and synergies projected by the Lead Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (which cost savings or synergies shall be subject to certification by management of the Lead Borrower, shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period and shall either be (A) supported by a quality of earnings report prepared by a Registered Public Accounting Firm, and in form and substance reasonably acceptable to Agent or (B) otherwise reasonably acceptable to the Agent), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings or synergies are reasonably identifiable and factually supportable and (2) such actions have been taken or are expected to be taken within six months after the date of determination to take such action; and provided, further, that the aggregate amount added back pursuant to this clause (ix) in any twelve (12) Fiscal Month period shall not exceed the lesser of $3,000,000 and 10.0% of Consolidated EBITDA for such period calculated prior to giving effect to this clause (ix); plus

(ix)                              charges and expenses related to the pre-opening and opening of stores, distribution centers or other facilities; plus

(x)                                 earn-out obligations incurred in connection with any Permitted Business Acquisition or other investment and paid or accrued during the applicable period to the extent such earn-out is deducted from the calculation of Consolidated Net Income; plus

(xi)                              business interruption insurance proceeds in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received, so long as the Lead Borrower in good faith expects to receive the same within the next six (6) Fiscal Months (it being understood that to the extent not actually received within such six (6) Fiscal Month period, such proceeds shall be deducted in calculating Consolidated EBITDA for the next twelve (12) Fiscal Month period)); plus

(xii)                           losses from the sale, exchange, transfer or other Disposition of property or assets not in the ordinary course of business of Borrower Holdco and its Subsidiaries; plus

(xiii)                        (A)  any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management and (B) losses, charges and expenses related to payments made to option holders of the Lead Borrower or any of its direct or indirect parents in connection with, or as a result of, any distribution being made to equityholders of such person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case pursuant to clauses (A) and (B) hereof, to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Lead Borrower as a capital contribution or as a result of the sale or issuance of equity (other than Disqualified Stock) of the Lead Borrower; plus

(xiv)                       unrealized net currency translation losses impacting net income (including currency remeasurements of indebtedness and any net losses resulting from hedge agreements for currency exchange risk associated with the above or other currency-related risk); plus

(xv)                          the excess of GAAP rent expense over actual cash rent paid due to the use of straight line rent for GAAP purposes; plus

(xvi)                       any other non-cash losses, charges and expenses, including any write offs or write downs (whether due to recapitalization accounting, purchase accounting or otherwise), but excluding in any event (i) write-offs or write-downs of accounts receivable and (ii) any such non-cash charge, loss or expense that represents an accrual or reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period.

(a)                                 decreased by (without duplication and to the extent increasing Consolidated Net Income of Borrower Holdco and its Subsidiaries for such period), (i) non-cash gains (including non-cash gains resulting from recapitalization accounting and purchase accounting), excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period, (ii) the excess of actual cash rent paid over GAAP rent expense due to the use of straight line rent for GAAP purposes, (iii) extraordinary gains for such period, (iv) credits for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes, (v) gains from the sale, exchange, transfer or other Disposition of property or assets not in the ordinary course of business of the Borrower Holdco and its Subsidiaries, (vi) unrealized net losses in the fair market value of any non-speculative hedge agreements and (vii) unrealized net currency translation gains impacting net income (including currency remeasurements of indebtedness and any net gains resulting from hedge agreements for currency exchange risk associated with the above or other currency-related risk).

“Consolidated Fixed Charge Coverage Ratio” means, on any date, the ratio of (a) (i) Consolidated EBITDA for the most recent period of twelve (12) consecutive Fiscal Months for which Required Financial Statements have been provided as required hereunder minus (ii) non-financed Capital Expenditures of Borrower Holdco and its Subsidiaries during such period (it being understood that Capital Expenditures funded with proceeds of Committed Revolving Loans shall not be deemed to be “financed” for the purpose of this clause (ii)) minus (iii) taxes of Borrower Holdco and its Subsidiaries based on income that are paid in cash during such period (including tax distributions paid in cash during such period) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the following for such period:

(a)                                 Consolidated Interest Charges paid or payable currently in cash;

(b)                                 scheduled principal amortization payments of Indebtedness for borrowed money of Borrower Holdco and its Subsidiaries, including payments in respect of Capitalized Lease Obligations, but excluding payments of intercompany Indebtedness; and

(c)                                  Restricted Payments made pursuant to Section 7.06 (other than pursuant to clause (c) thereof), in each case paid or payable currently in cash.

“Consolidated Interest Charges” means, with respect to Borrower Holdco and its Subsidiaries for any period, (a) the sum, without duplication, of (i) consolidated interest expense of Borrower Holdco and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capital Lease Obligations, net payments and receipts (if any) pursuant to interest rate Swap Contracts, deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees), plus (b) consolidated capitalized interest of such person and its Subsidiaries for such period, whether paid or accrued, plus (c) any amounts paid or payable in respect of interest and/or principal on Indebtedness the proceeds of which have been contributed to Borrower Holdco or any of its Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of Borrower Holdco and its Subsidiaries, together with any interest in respect thereof; provided that when determining Consolidated Interest Charges in respect of any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Charges shall be calculated by multiplying the aggregate Consolidated Interest Charges accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such period minus (b) interest income for such period.

“Consolidated Net Income” means, as of any date of determination, the net income of Borrower Holdco and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (b) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (c) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that Borrower Holdco and its Subsidiaries’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Tangible Assets” means the total assets of the Borrower Holdco and its Subsidiaries appearing on the balance sheet on the most recently delivered Required Financial Statements, minus all intangible assets, including, without limitation, Intellectual Property, goodwill and other like intangible assets, minus unamortized debt discount and expense and the par value of all Equity Interests held thereby.

“Consolidated Total Indebtedness” means (i) all Obligations and any undrawn portion of the Aggregate Revolving Commitments, and (ii) all other consolidated Indebtedness of Borrower Holdco and its Subsidiaries (consisting of Indebtedness for borrowed money, Capital Lease Obligations, purchase money debt, and all guarantees of the foregoing, in each case, set forth on the most recently delivered Required Financial Statements for such period).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date or with any changes permitted hereunder as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.

“Covenant Compliance Event” means Availability at any time is less than or equal to ten percent (10%) of the Loan Cap.  For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing at the Agent’s option until Availability has exceeded ten percent (10%) of the Loan Cap for forty-five (45) consecutive calendar days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Covenant Compliance Event shall be deemed continuing (even if Availability exceeds the required amount for forty-five (45) consecutive calendar days) at all times after a Covenant Compliance Event has occurred and been discontinued on four (4) occasions after the Closing Date.  The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Advance Rate” means 90%.

“Credit Card Issuer” means any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent in its reasonable discretion.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning specified in Section 6.11(a)(i).

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) the Term Loan Agent, (iv) each L/C Issuer, (v) the Arranger, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Term Loan Agent, and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent and Term Loan Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all customary and reasonable and invoiced fees and charges (as adjusted from time to time) of Agent and Term Loan Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any reasonable out-of-pocket costs and expenses incurred in connection therewith; and (d) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the Term Loan Agent,  or the L/C Issuer, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel (plus any local counsel) representing the Agent and Term Loan Agent and one counsel representing all other Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Cure Amount” has the meaning specified in Section 8.02.

“Cure Right” has the meaning specified in Section 8.02.

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, and (c) liabilities in connection with frequent shopping programs of the Borrowers.

“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of goods or the performance of services and (b) layaway obligations of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent, the Term Loan Agent, and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning specified in Section 6.11(a)(iii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and the Term Loan, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus 2% per annum, and (c) when used with respect to the Term Loan, an interest rate equal to (i) the Base Rate plus (ii) the Term Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Term Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Revolving Lender that (a) has failed to fund any portion of the Committed Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Revolving Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (c) has failed or refused to abide by any of its obligations under this Agreement, or (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disinterested Director” means, with respect to any person and transaction, a member of the board of directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means (a) the persons identified in writing to the Agent on or prior to the Closing Date as competitors that are directly engaged in the same line of business as the Loan Parties (or, if after the Closing Date, that are mutually agreed upon between the Lead Borrower and the Agent, each party acting reasonably) (or any Affiliates of the foregoing that are reasonably identifiable as such); provided such competitors described in this clause (a) shall exclude any bank, financial institution or fund (other than a Disqualified Institution under clause (b) below) that regularly invests in commercial loans or similar extensions of credit in the ordinary course of business, and (b) certain banks, financial institutions and other institutional lenders and investors that have been specifically identified in writing to the Agent on or prior to the Closing Date.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans and all other Obligations (other than Obligations in respect of Bank Products, Cash Management Services and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are paid in full; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Early Termination Fee” has the meaning specified in Section 2.09(b).

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) in the case of an assignment of a Revolving Commitment, a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) (x) in the case of a Revolving Commitment, the Agent, the L/C Issuer and the Swing Line Lender, (y) in the case of a portion of the Term Loan, the Term Loan Agent, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or (B) any Disqualified Institution.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of such Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)                                 Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b)                                 Credit Card Receivables that have been outstanding for more than six (6) Business Days from the date of sale;

(c)                                  Credit Card Receivables (i) that are not subject to a perfected first priority and exclusive Lien in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (1) Liens granted to the Agent pursuant to the Security Documents, (2) Liens granted to the Term Loan B Agent pursuant to the Term Loan B Documents and are subject to the Term Loan B Intercreditor Agreement, (3) Liens permitted under Section 7.02(d) for which the Agent has established Reserves, and (4) Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent for which the Agent has established Reserves in its Permitted Discretion);

(d)                                 Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)                                  Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)                                   Credit Card Receivables due from Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)                                  Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h)                                 Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i)                                     Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless, to the extent required under the Security Agreement, such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent necessary or appropriate, endorsed to the Agent; or

(j)                                    Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, items of In-Transit Inventory deemed by the Agent in its sole discretion to be eligible for inclusion in the calculation of the Revolving Borrowing Base and the Term Loan Borrowing Base which will, subject to the proviso, include the In-Transit Inventory which meets each of the following criteria:

(a)                                 which has been shipped from a foreign port (FOB shipping point) for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b)                                 for which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c)                                  for which an Acceptable Document of Title or Acceptable Transport Document has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d)                                 which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e)                                  the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor; and

(f)                                   which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Revolving Borrowing Base or the Term Loan Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by the Agent, in its discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)                                 Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)                                 Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c)                                  Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States);

(d)                                 Inventory that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent, or, with respect to Inventory located at third party-operated warehouses located in the United States of America (excluding territories or possessions of the United States) where the Loan Parties’ obligations to such third party operator are subject to a use and occupancy arrangement under which there is a monthly fee charged for such usage, to the extent, the Borrowers have used commercially reasonable efforts to deliver any such Collateral Access Agreements and are unable to do so, and the Agent has implemented Reserves for such location in its Permitted Discretion (which, for the avoidance of doubt, shall consist of two (2) months of rent and shall consist of three (3) months for all other usage amounts due to such third party operator, plus all unpaid rent or usage fees due and payable at the time such Reserve is established;

(e)                                  Inventory that is located: (i) in a distribution center or warehouse leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or, to the extent the Borrowers have used commercially reasonable efforts to deliver any such Collateral Access Agreements and are unable to do so, the Agent has implemented Reserves for such location in the amount of two (2) months’ rent, plus all unpaid rent fees due and payable at the time such Reserve is established, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f)                                   Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving (i.e. beyond what was recognized on the most recent appraisal delivered to the Agent hereunder), or custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)                                  Inventory that is not subject to a perfected first priority and exclusive Lien in favor of the Agent (other than (1) Liens granted to the Agent pursuant to the Security Documents, (2) Liens granted to the Term Loan B Agent pursuant to the Term Loan B Documents and are subject to the Term Loan B Intercreditor Agreement, (3) Liens permitted under Section 7.02(d) for which the Agent has established Reserves, and (4) Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent for which the Agent has established Reserves in its Permitted Discretion);

(h)                                 Inventory that is not insured in compliance with the provisions of Section 6.02 hereof;

(i)                                     to the extent not reserved for as a customer deposit, Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j)                                    Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement; or

(k)                                 Inventory acquired in a Permitted Business Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Agent and establishes an advance rate therefor and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent; provided that (1) as long as the Lead Borrower reasonably cooperates with the Agent in connection with the completion of such due diligence and all other eligibility criteria are satisfied with respect to such Inventory, seventy-five percent (75%) of the Cost of such Inventory shall be deemed Eligible Inventory pending the completion of such due diligence, and (2) as long as the Lead Borrower reasonably cooperates with the Agent in connection with the completion of such due diligence, if such due diligence is not completed within ninety (90) days after the date of the Permitted Business Acquisition, as long as all other eligibility criteria are satisfied with respect to such Inventory, 100% of the Cost of such Inventory shall be deemed Eligible Inventory until such time as the due diligence shall be completed.

“Eligible On-Hand Inventory” means all Eligible Inventory other than Eligible In-Transit Inventory.

“Eligible Trade Receivables” means Accounts deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Revolving Borrowing Base or the Term Loan Borrowing Base arising from the sale of the Borrowers’ Inventory (other than those consisting of Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Revolving Borrowing Base or the Term Loan Borrowing Base pursuant to any of clauses (a) through (v) below.  Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Trade Receivable.  Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a)                                 Accounts that are not evidenced by an invoice;

(b)                                 Accounts that have been outstanding for more than ninety (90) days from the date of sale or more than sixty (60) days past the due date;

(c)                                  Accounts due from any account debtor which is obligated on any accounts described in clause (b), above.

(d)                                 from and after the time when Eligible Trade Receivables first equal the greater of $5,000,000 and five percent (5%) of the Borrowing Base, the aggregate amount of Accounts owed by an account debtor and/or its Affiliates exceed such percentage as may be established by the Agent in its Permitted Discretion from time to time for any account debtor (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion);

(e)                                  Accounts (i) that are not subject to a perfected first priority and exclusive Lien in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (1) Liens granted to the Agent pursuant to the Security Documents, (2) Liens granted to the Term Loan B Agent pursuant to the Term Loan B Documents and are subject to the Term Loan B Intercreditor Agreement, (3) Liens permitted under Section 7.02(d) for which the Agent has established Reserves, and (4) Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent for which the Agent has established Reserves in its Permitted Discretion);

(f)                                   Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g)                                  Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars;

(h)                                 Accounts which are owed by any account debtor whose principal place of business is not within the continental United States;

(i)                                     Accounts which are owed by any Affiliate or any employee of a Loan Party;

(j)                                    Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;

(k)                                 Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(l)                                     Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(m)                             Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(n)                                 Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back;

(o)                                 Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agent and such irrevocable letter of credit is in the possession of the Agent;

(p)                                 Reserved;

(q)                                 Accounts evidenced by a promissory note or other instrument;

(r)                                    Accounts consisting of amounts due from vendors as rebates or allowances;

(s)                                   Accounts which are in excess of the credit limit for such account debtor established by the Borrowers in the ordinary course of business and consistent with past practices;

(t)                                    Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(u)                                 Accounts which constitute Credit Card Receivables; or

(v)                                 Accounts which the Agent determines in its Permitted Discretion to be unacceptable for borrowing.

“Enforcement Action” means the exercise by the Agent in good faith of any of its enforcement rights and remedies as a secured creditor hereunder or under the other Loan Documents, applicable law or otherwise at any time upon the occurrence and during the continuance of an Event of Default (including, without limitation, the solicitation of bids from third parties to conduct the liquidation of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral, the commencement of any action to foreclose on the security interests or Liens of Agent in or on all or any material portion of the Collateral, notification of account debtors to make payments to the Agent, any action to take possession of all or any portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any portion of the Collateral, but excluding, for the avoidance of doubt, notification from the Agent pursuant to a Blocked Account Agreement upon the occurrence of a Cash Dominion Event).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning specified in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is in reorganization within the meaning of Title IV of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Swap Obligation” means any Swap Obligation that arises from any guaranty or collateral pledge with respect to the Obligations that becomes impermissible under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time this Guaranty becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or collateral pledge becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a)

taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender, (i) any withholding tax that is imposed on amounts payable to such Foreign Lender (A) at the time such Foreign Lender becomes a party hereto (other than as an assignee pursuant to a request by the Lead Borrower under Section 10.13) or (B) designates a new Lending Office, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section  3.01(e), and (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2011 (as amended by the First Amendment to Credit Agreement, dated as of September 29, 2011, and as further amended by the Second Amendment to Credit Agreement, dated as of May 8, 2012), among the Lead Borrower, Borrower Holdco and Parent, Wells Fargo Bank, National Association, as administrative agent, Suntrust Bank, as syndication agent, Barclays Bank PLC, as documentation agent, and the other lenders named therein, Wells Fargo Securities, LLC and Suntrust Robinson Humphrey, Inc., as joint lead arrangers, and Wells Fargo Securities, LLC, as sole bookrunner.

“Existing Indebtedness” means all obligations under the Existing Credit Agreement and all obligations under the Subordinated Notes and the documents executed in connection therewith.

“Existing Letter of Credit” means that certain Irrevocable Standby Letter of Credit, dated October 1, 2012, issued by Wells Fargo for the benefit of America Casualty Company of Reading Pennsylvania and/or Transportation Insurance Company.

“Extended Revolving Commitment” has the meaning specified in Section 2.16(a).

“Extended Term Loan” has the meaning specified in Section 2.16(a).

“Extension” has the meaning specified in Section 2.16(a).

“Extension Amendment” has the meaning specified in Section 2.16(c).

“Extension Offer” has the meaning specified in Section 2.16(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guarantee dated as of the Closing Date made by the Guarantors in favor of the Agent and the Term Loan Agent and the other Credit Parties, in form reasonably satisfactory to the Agent and the Term Loan Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced (including, without limitation, through any joinder agreements).

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated the date hereof, among the Lead Borrower, the Agent and the Term Loan Agent.

“Financial Performance Covenant” shall mean the covenant set forth in Section 7.10.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last Thursday of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Thursday of each March, June, September, and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on the last Thursday of any calendar year.

“Foreign Asset Control Regulations” has the meaning specified in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is organized.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary other than a Domestic Subsidiary, including, without limitation, any CFCs.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Agent in form and substance reasonably satisfactory to the Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.

“Fronting Fee” has the meaning specified in Section 2.03(j).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the introductory paragraph hereto, and each other Subsidiary of the Borrower Holdco that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.10(c).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case, that are regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiaries” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of Parent most recently ended, have assets with a value in excess of 5.0% of the Consolidated Tangible Assets or revenues representing in excess of 5.0% of total revenues of Parent and its Subsidiaries on a Consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of Parent most recently ended, did not have assets with a value in excess of 10.0% of Consolidated Tangible Assets or revenues representing in excess of 10.0% of total revenues of Parent and its Subsidiaries on a Consolidated basis as of such date. All Accounts and Inventory of the Immaterial Subsidiaries shall be segregated or otherwise identifiable in a manner sufficient to distinguish ownership of such Accounts and Inventory from the Accounts and Inventory of the Borrowers.

“Increase Effective Date” has the meaning specified in Section 2.15(a)(iv).

“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Contracts, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) through (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (i) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (iii) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP or (iv) obligations under or in respect of the Sale/Lease-Back Documents. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 5.14(a).

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means, (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each quarter and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, or three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)                               no Interest Period shall extend beyond the Maturity Date; and

(iv)                              notwithstanding the provisions of clause (iii) no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning specified in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, finished goods or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)                                 obsolescence;

(b)                                 seasonality;

(c)                                  Shrink;

(d)                                 imbalance;

(e)                                  change in Inventory character;

(f)                                   change in Inventory composition;

(g)                                  change in Inventory mix;

(h)                                 markdowns (both permanent and point of sale);

(i)                                     purchase price and freight variances;

(j)                                    consigned inventory;

(k)                                 retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(l)                                     out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but adjusted for any dividends or other return of capital upon such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder” means an agreement, substantially in the form attached hereto as Exhibit I, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as applicable.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Revolving Lender reasonably acceptable to the Agent) and (b) with respect to the Existing Letter of Credit and until such Existing Letter of Credit expires or is returned undrawn, Wells Fargo.  The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any “rule” under the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning specified in the preamble of this Agreement.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” mean, individually, a Revolving Lender or a Term Lender (and, as the context requires, includes the Swing Line Lender).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letter of Credit.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means the sum of the Standby L/C Sublimit and the Commercial L/C Sublimit.  The Letter of Credit Sublimit (which, for the avoidance of doubt, includes the Standby L/C Sublimit and Commercial L/C Sublimit) is part of, and not in addition to, the Aggregate Revolving Commitments.  A permanent reduction of the Aggregate Revolving Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit, the Standby L/C Sublimit or Commercial L/C Sublimit; provided, however, that if the Aggregate Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Standby L/C Sublimit and the Commercial L/C Sublimit shall be reduced, pro rata, until the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Revolving Commitments.

“LIBO Borrowing” means a Revolving Credit Borrowing or Term Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) or any successor thereto, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed  Revolving Loan or portion of the Term Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Revolving Loan, Term Loan, or a Swing Line Loan.

“Loan Account” has the meaning specified in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments and (b) the Revolving Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by a Lender or any of their Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries (taken as a whole), (b) the ability of the Loan Parties (taken as a whole) to perform any of their respective obligations under any Loan Documents to which they are parties, or (c) the legality, validity or enforceability of any Loan Document or the rights and remedies of the Agent, the Term Loan Agent and the Lenders (taken as a whole) under any Loan Document.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party, the loss of which is reasonably likely to result in a Material Adverse Effect.  Schedule 5.24 annexed hereto sets forth, as of the Closing Date, each of the Loan Parties’ Material Contracts.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $10,000,000.  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof and (b) available yet undrawn committed amounts shall be included.

“Maturity Date” means May 1, 2018.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four Fiscal Quarters of the Parent or, if fewer than four consecutive Fiscal Quarters of the Parent have been completed since the Closing Date, the Fiscal Quarters of the Parent that have been completed since the Closing Date.

“Minimum Extension Condition” has the meaning specified in Section 2.16(b).

“Monthly Financial Statements” has the meaning specified in Section 6.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.10(b).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Permitted Encumbrance on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b)                                 with respect to the sale or issuance of any Equity Interest by Parent or any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by Parent or any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Parent or such Loan Party or such Subsidiary in connection therewith.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Note” means (a) a Revolving Note, (b) a Term Note, and (c) the Swing Line Note, as each may be amended, restated, supplemented or modified from time to time.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest ,fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided, however, the “Obligations” shall exclude all Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed on overall net income however denominated and franchise leases imposed (in lieu of net income taken) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with any Credit Party that arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 10.13).

“Outstanding Amount” means (i) with respect to Committed Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, and (iii) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Term Loans occurring on such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Parent” means FDO Holdings, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning specified in Section 10.06(d).

“Payment Conditions” means no Event of Default shall have occurred and be continuing or would result from the taking of the relevant action as to which the satisfaction of the Payment Conditions is being determined, (A) in the case of any Investment, Permitted Business Acquisition or prepayments of Term Loans, either (1) Availability is at least greater than 17.5% of the Loan Cap after giving effect to such payment or transaction and on a projected four (4) month basis or (2) (x) Availability is at least greater than 12.75% of the Loan Cap after giving effect to such payment or transaction and on a projected four (4) month basis and (y) the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.0 to 1.0 after giving effect to such payment or transaction; and (B) in the case of any Restricted Payment or any prepayment of any Subordinated Indebtedness or Term Loan B Obligations, either (1) Availability is at least greater than 25.0% of the Loan Cap after giving effect to such payment and on a projected four (4) month basis or (2) (x) Availability is at least greater than 15.0% of the Loan Cap after giving effect to such payment or transaction and on a projected four (4) month basis and (y) the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.0 to 1.0 after giving effect to such payment or transaction.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” shall mean a perfection certificate with respect to the Loan Parties in a form reasonably satisfactory to the Agent.

“Permitted Business Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)                                 no Event of Default then exists, nor would any Default or Event of Default arise from the consummation of such Acquisition;

(b)                                 such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)                                  any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or Acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement;

(d)                                 if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party (other than an Immaterial Subsidiary or an Unrestricted Subsidiary), or if the assets acquired in an acquisition will be transferred to a Subsidiary (other than an Immaterial Subsidiary or an Unrestricted Subsidiary) which is not then a Loan Party, such Subsidiary shall have been joined as a “Borrower” or as a “Guarantor” hereunder, as applicable, pursuant to the requirements of Section 6.10;

(e)                                  in the case of any Acquisition, or series of related Acquisitions, involving consideration in the aggregate in excess of $7,500,000:

(i)                                     the  Lead Borrower shall have furnished the Agent and Term Loan Agent with ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Agent and Term Loan Agent with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent or Term Loan Agent may reasonably require, all of which shall be reasonably satisfactory to the Agent and Term Loan Agent; and

(ii)                                  the legal structure of the Acquisition shall be acceptable to the Agent and Term Loan Agent in their discretion;

(f)                                   after giving effect to the Acquisition, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired; and

(g)                                  the total consideration paid for all such Acquisitions (whether in cash, tangible property, notes or other property) after the Closing Date shall not exceed in the aggregate the sum of $15,000,000.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Disposition” has the meaning specified in Section 7.05.

“Permitted Encumbrances” has the meaning specified in Section 7.02.

“Permitted Holders” means Ares Corporate Opportunities Fund III, L.P., FS Equity Partners VI, L.P., FS Affiliates VI, L.P., and their Affiliates.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Investments” has the meaning provided in Section 7.04.

“Permitted Cash Equivalent Investments” means:

(a)                                 direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, with maturities not exceeding two years;

(b)                                 time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated at least “A-2” by Moody’s or at least “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(c)                                  repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)                                 commercial paper maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time any investment therein is made of at least “P-1” by Moody’s or at least “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(e)                                  securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(f)                                   Indebtedness issued by persons (other than any Permitted Holder) with a rating of at least “A-2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case with maturities not exceeding one year from the date of acquisition;

(g)                                  shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(h)                                 money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated “Aaa” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency) and (iii) have portfolio assets of at least $5,000.0 million; and

(i)                                     instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, which:

(a)                                 is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(b)                                 is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)                                  is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)                                 together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Revolving Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Revolving Lenders otherwise agree.

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Revolving Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06(a) hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment or liens to the Obligations under this Agreement (whether through an intercreditor agreement or otherwise), such Permitted Refinancing shall be subordinated in right of payment or liens, as applicable, to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, and, to the extent such Indebtedness is subject to an intercreditor agreement, such Permitted Refinancing will be subject to the provisions of such intercreditor agreement, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by the Lead Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.04.

“Post-Closing Letter” means the letter agreement, dated the date hereof, among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Pro Forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that the applicable Permitted Business Acquisition, Restricted Payment, Disposition or Investment (and all other Permitted Business Acquisitions, Restricted Payments, Dispositions or Investments that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to or projected from the property or Person subject to such Permitted Business Acquisition, Restricted Payment, Disposition or Investment, (i) in the case of a Disposition shall be excluded, and (ii) in the case of a Permitted Business Acquisition, shall be included; (b) any retired Indebtedness; and (c) any Indebtedness incurred or assumed by the Lead Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, however, that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are approved by Agent (other than adjustments described in clause (ix) of the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are (1) attributable to such transaction, (2) expected to have a continuing impact on the Lead Borrower and its Subsidiaries, and (3) are reasonably deemed in good faith to be achievable based on reasonable assumptions and information then available to the Lead Borrower and Agent.

“Public Lender” has the meaning specified in Section 6.04.

“Public Offering” means an initial public offering of the Equity Interests of the Parent or a Parent Entity in which the aggregate gross offering proceeds are at least $50,000,000 and the aggregate value of all outstanding common stock of the issuer is at least $200,000,000.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower, the Guarantor (if applicable) or any other guarantor of the Obligations that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an “Eligible Contract Participant” (an “ECP”) as that term is defined under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Lease” means a lease which either (a) requires the payment of rent in an aggregate amount of $250,000 or more during each twelve (12) month period of its term or (b) has demised 70,000 square feet or more, including all options to expand.

“Receipts and Collections” has the meaning specified in Section 6.11(c).

“Receivables Reserves” means such Reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, dilution reserves.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” means a firm of independent public accountants of recognized national or regional standing reasonably acceptable to the Agent.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Revolving Loans or the Term Loan (or a portion thereof), a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Statements” has the meaning specified in Section 6.04(b).

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than fifty percent (50%) of the sum of the Aggregate Revolving Commitments and the then aggregate outstanding principal balance of the Term Loan or, if the Aggregate Revolving Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.03, at least two Lenders holding in the aggregate more than fifty percent (50%) of the sum of the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided, that the Revolving Commitment of, and the portion in the aggregate of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Aggregate Revolving Commitments or, if the commitment of each Revolving Lender to make Committed Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.03, at least two Revolving Lenders holding in the aggregate more than 50% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the then outstanding principal balance of the Term Loan; provided that the Term Commitment of, and the portion of the Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves, and Receivables Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president of finance, controller, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Borrowing Base”, at any time of calculation, an amount equal to:

(a)                                 the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)                                 the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of Appraisal Percentage multiplied by the Appraised Value of Eligible Inventory; provided, however, that, Inventory constituting Eligible In-Transit Inventory shall be in an amount no greater than 20% of Eligible On-Hand Inventory;

plus

(c)                                  eighty-five percent (85%) multiplied by the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto);

minus

the then amount of all Availability Reserves.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Committed Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  For the avoidance of doubt, “Revolving Commitment” shall include any Extended Revolving Commitment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of LIBO Rate Loans which are Committed Revolving Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Revolving Lender” means each Lender having a Revolving Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which such Person becomes a Revolving Lender.

“Revolving Note” a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Committed Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced (including, without limitation, through any joinder agreements).

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Segregated Investment Account” means a segregated savings or investment account of the Loan Parties maintained at Wells Fargo, which funds do not flow through the Loan Parties’ cash management structure, and which account is subject to a Blocked Account Agreement.

“Settlement Date” has the meaning specified in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, direct, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (d) such Person is not engaged in, and is not about to engage in a business for which it has unreasonably small capital.  For purposes of determining Solvency, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, could reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning specified in Section 1.07 hereof.

“Standby L/C Sublimit” means $12,000,000.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent and Term Loan Agent.

“Subordinated Notes” means Parent’s 10.0% Subordinated Notes due November 24, 2017 issued pursuant to that certain Note Agreement, dated November 24, 2010 (as amended by Amendment No. 1 to Note Agreement, dated December 13, 2012), between Parent and each of the holders listed on Exhibit A attached thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.  Notwithstanding the foregoing, except for purposes of the definition of “Unrestricted Subsidiary”, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a Loan Party for purposes of this Agreement, other than with respect to the provisions related to ERISA, for which it shall constitute a Subsidiary.

“Subsidiary Redesignation” shall have the meaning specified in the definition of “Unrestricted Subsidiary”.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, and (c) any other Swap Obligations.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agent” means SunTrust Bank and its successors and assigns.

“Taxes” or “taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Applicable Margin” means, with respect to LIBO Rate Loans, a rate of 4.5% per annum, and, with respect to Base Rate Loans, a rate of 3.5% per annum.

“Term Borrowing” means the borrowing of the Term Loan made by each of the Term Lenders on the Closing Date pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a portion of the Term Loan to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  As of the Closing Date, the aggregate amount of the Term Commitments is $10,000,000.

“Term Lender” means each Lender having a Term Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which such Person becomes a Term Lender, or after the making of the Term Loan, each Lender holding any portion of the Term Loan.

“Term Loan” means the term loan made by the Term Lenders on the Closing Date pursuant to Section 2.01(a) and any Extended Term Loan.

“Term Loan Action Notice” has the meaning specified in Section 8.03(b).

“Term Loan Agent” means Wells Fargo Bank, National Association.

“Term Loan B Agent” means GCI Capital Markets LLC.

“Term Loan B Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Lead Borrower, Borrower Holdco, the Term Loan B Agent and the lenders party thereto.

“Term Loan B Facility” means the $80,000,000 term loan facility under the Term Loan B Agreement.

“Term Loan B Intercreditor Agreement” means that certain Intercreditor Agreement entered into as of the Closing Date by and between the Agent and the Term Loan B Agent, and any holders of the Indebtedness permitted under Section 7.01(q) which join such Intercreditor Agreement, as amended, restated, or otherwise modified from time to time.

“Term Loan B Obligations” means all obligations under the Term Loan B Facility.

“Term Loan B Security Documents” means the “Security Documents” as defined in the Term Loan B Agreement.

“Term Loan Borrowing” means a borrowing of Term Loans.

“Term Loan Borrowing Base”, at any time of calculation, an amount equal to:

(a)                                 the face amount of Eligible Credit Card Receivables multiplied by ten percent (10%);

plus

(b)                                 the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the product of twelve and one half percent (12.5%) multiplied by the Appraised Value of Eligible Inventory; provided, however, that Inventory constituting Eligible In-Transit Inventory shall be in an amount no greater than 20% of Eligible On-Hand Inventory;

plus

(c)                                  ten percent (10%) multiplied by the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto).

“Term Loan Priority Account” means a segregated account into which proceeds of the Term Loan Priority Collateral (but no other Collateral) shall be deposited, for which the Term Loan B Agent shall have a first priority Lien on such account subject to the terms of the Term Loan B Intercreditor Agreement.

“Term Loan Reserve” means the amount, if any, by which the aggregate outstanding principal balance of the Term Loan exceeds the Term Loan Borrowing Base.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing the Term Loan made by such Term Lender, substantially in the form of Exhibit C-3.

“Term Priority Collateral” has the meaning specified in the Term Loan B Intercreditor Agreement.

“Termination Date” means the earliest to occur of (i) the Maturity Date,  (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Revolving Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Total Leverage Ratio” shall mean the ratio of Consolidated Total Indebtedness minus the balance of the segregated Investment Account to Consolidated EBITDA for the trailing twelve (12) month period.

“Total Outstandings” means the aggregate Outstanding principal balance of the Term Loan plus the Total Revolver Outstandings.

“Total Revolver Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans, all Swing Line Loans, and all L/C Obligations.

“Trading with the Enemy Act” has the meaning specified in Section 10.18.

“Type” means, with respect to a Committed Revolving Loan or a Term Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning specified in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of Borrower Holdco (other than the Lead Borrower) formed or acquired after the Closing Date and designated by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Agent; provided that the Lead Borrower shall only be permitted to so designate an Unrestricted Subsidiary if (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.0 to 1.0, (c) such Unrestricted Subsidiary is capitalized (to the extent capitalized by Borrower Holdco or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.04(cc), and any prior or concurrent Investments in such Subsidiary by Borrower Holdco or any of its Subsidiaries shall be deemed to have been made under Section 7.04(cc),

(d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof are treated as Investments pursuant to Section 7.04(cc), and (e) such Subsidiary has been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Term Loan B Credit Agreement; provided that at the time of the initial investment by Borrower Holdco or any of its Subsidiaries in such Subsidiary, Borrower Holdco shall designate such entity as an Unrestricted Subsidiary in a written notice to the Agent.  Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of Borrower Holdco or the Lead Borrower, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) the Consolidated Fixed Charge Coverage Ratio, on a Pro Forma Basis, shall be at least 1.0 to 1.0, (iv) all representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) the Lead Borrower shall have delivered to the Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)                                 Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts) and any other contingent Obligations, providing Cash Collateralization or other collateral as may be requested by the Agent) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized or otherwise collateralized as may be requested by the Agent, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

1.03                        Accounting Terms Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Term Loan Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent, the Term Loan Agent, and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such

Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07                        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Loans; Reserves.

(a)                                 Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a loan to the Lead Borrower on the Closing Date in a principal amount not to exceed the lesser of (x) the Term Commitment of such Term Lender, or (y) such Term Lender’s Applicable Percentage of the Term Loan Borrowing Base.  Amounts repaid in respect of the Term Loan may not be reborrowed, and upon each Term Lender’s making of such Term Loan, the Term Commitment of such Term Lender shall be terminated.

(b)                                 Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Committed Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Revolving Commitment, or (y) such Revolving Lender’s Applicable Percentage of the Revolving Borrowing Base; subject in each case to the following limitations:

(i)                                     after giving effect to any Revolving Credit Borrowing, the Total Revolving Outstandings shall not exceed the Loan Cap,

(ii)                                  after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed the lesser of (x) such Lender’s Revolving Commitment, and (y) such Lender’s Applicable Percentage of the Revolving Borrowing Base, and

(iii)                               The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit; the Outstanding Amount of all L/C Obligations owed with respect to Commercial Letters of Credit shall not at any time exceed the Commercial L/C Sublimit; and, the Outstanding Amount of all L/C Obligations owed with respect to Standby Letters of Credit shall not at any time exceed the Standby L/C Sublimit.

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow Committed Revolving Loans under this Section 2.01.  Committed Revolving Loans and the Term Loan may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(c)                                  The Inventory Reserves, Receivables Reserves, and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(d)                                 The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) days’ prior notice to the Lead Borrower (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided that no such prior notice shall be required (1) at any time that an Event of Default is continuing, (2) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, Rent and Customer Credit Liabilities), or (3) for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such 3 day period.

2.02                        Borrowings, Conversions and Continuations of Committed Loans.

(a)                                 Committed Revolving Loans (other than Swing Line Loans) and the Term Loan (or any portion thereof) shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02.  All Swing Line Loans shall be only Base Rate Loans.  Subject to the other provisions of this Section 2.02, Revolving Credit Borrowings of more than one Type may be incurred at the same time.

(b)                                 Each Revolving Credit Borrowing, each conversion of Committed Revolving Loans or the Term Loan (or any portion thereof) from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which may be given by telephone.  Each such notice must be received by the Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Revolving Credit Borrowing, a conversion of Committed Revolving Loans or the Term Loan (or a portion thereof) from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Revolving Loans to be borrowed, or the principal amount of Committed Revolving Loans or the Term Loan (or portion thereof) to converted or continued, (iv) the Type of Committed Revolving Loans to be borrowed or to which existing Committed Revolving Loans or the Term Loan (or portion thereof) are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Committed Revolving Loan or the Term Loan (or portion thereof) in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Revolving Loans or portion of the Term Loan shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.  If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c)                                  Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Revolving Loans or the Term Loan (or any portion thereof), and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b).  In the case of a Committed Revolving Borrowing, each Lender shall make the amount of its Committed Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 3:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(d)                                 The Agent, without the request of the Lead Borrower, may advance as a Revolving Loan any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby.  The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)                                  Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan.  During the existence of a Default or an Event of Default, (i) no Committed Revolving Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Revolving Lenders, and (ii) neither the Term Loan nor any portion thereof may be converted to or continued as LIBO Rate Loans without the Consent of the Required Term Lenders..

(f)                                   The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)                                  After giving effect to all Revolving Credit Borrowings, all conversions of Committed Revolving Loans or portions of the Term Loan from one Type to the other, and all continuations of Committed Revolving Loans or portions of the Term Loan as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to LIBO Rate Loans.

(h)                                 The Agent, the Revolving Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Revolving Loan or to provide any Letter of Credit if an Overadvance would result.  The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby.  Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Revolving Loan which is a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Revolving Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Revolving Lenders’ obligations to purchase participations with respect to Swing Line Loans.  The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03                        Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed Loan Cap, (y) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment or such Lender’s Applicable Percentage of the Revolving Borrowing Base, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit (nor shall the Outstanding Amount of all the L/C Obligations owed with respect to Commercial Letters of Credit exceed the Commercial L/C Sublimit, or the Outstanding Amount of all the L/C Obligations owed with respect to Standby Letters of Credit exceed the Standby L/C Sublimit).  Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  The Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  No Letter of Credit shall be issued if:

(A)                               subject to Section 2.03(a)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               subject to Section 2.03(a)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than one hundred twenty (120) days after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(C)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Revolving Lenders have approved such expiry date.

(iii)                               No Letter of Credit shall be issued without the prior consent of the Agent if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a Commercial Letter of Credit, or $250,000, in the case of a Standby Letter of Credit;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate;

(E)                                such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(F)                                 a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Agent or L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iv)                              The L/C Issuer shall not amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)                                 The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX. included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Agent and the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Agent or L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Agent and the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Agent or the L/C Issuer may reasonably require.  Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable), as the L/C Issuer or the Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance or amendment of each Letter of Credit, each Revolving Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit.  Upon any change in the Revolving Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Revolving Lenders.

(iii)                               Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Revolving Lenders with respect to any such payment.  On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of such payment, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, and without regard to whether the conditions set forth in Section 4.02 have been met. Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Lender’s obligation to make Committed Revolving Loans to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and without regard to whether the conditions set forth in Section 4.02 have been met.

(d)                                 Repayment of Participations.  If any payment received by the L/C Issuer pursuant to Section 2.03(c)(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi)                              the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the Agent and the L/C Issuer.

(f)                                   Role of L/C Issuer.  Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or

Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided further, however, that any claim against the L/C Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to cure such dishonor.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective.  Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g)                                  Cash Collateral.  Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, promptly (but in all events with respect to clause (i) above, within five (5) Business Days and, with respect to clause (ii) above, within three (3) Business Days) Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05(c) and Section 8.03 set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05(c) and Section 8.03, “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 105% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 113% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders).  The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.  If at any time the Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall, so long as no Default or Event of Default has occurred and is continuing, thereafter be returned to the Borrowers.

(h)                                 Applicability of ISP and UCP 600.  Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to the Existing Letter of Credit), (i) the rules of the ISP and the UCP 600 shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each Commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrowers shall pay to the Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first day after the end of each quarter commencing with the first such date to occur after the issuance of such Letter of Credit, and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default pursuant to Sections 8.01(b), (c), (h) or (i) exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof; provided that, with respect to any Event of Default pursuant to Sections 8.01(b) or (c), the Default Rate shall apply only at the election of the Agent or at the direction of the Required Revolving Lenders.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the L/C Issuer, for its own account, a fronting fee (the “Fronting Fee”) (i) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to 0.250% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such Fronting Fees shall be due and payable on the first day after the end of each quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Swing Line Loans.

(a)                                 The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Commitment or such Lender’s Applicable Percentage of the Revolving Borrowing Base, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05(c), and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at the rate applicable to Base Rate Loans.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.  The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent

(by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Revolving Lenders prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 1:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Lender’s obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                 The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof ($100,000 and $100,000, respectively, in the case of Swing Line Loans) or, in each case, if less, the entire principal amount thereof then outstanding; provided, further, that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified closing date) if such condition is not satisfied.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans.  The Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Revolving Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Committed Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)                                 The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)                                  If for any reason the Total Revolving Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay Committed Revolving Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Loan Cap as then in effect.

(d)                                 After the occurrence and during the continuance of a Cash Dominion Event, the Borrower shall prepay the Committed Revolving Loans, all outstanding interest fees and Credit Party Expenses, and Cash Collateralize the L/C Obligations with proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.11 hereof.

(e)                                  Prepayments made pursuant to Section 2.05(c), and (d)(i) above, first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Revolving Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Revolving Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business.  Prepayments made pursuant to Section 2.05(d)(ii) shall be applied in accordance with Section 8.04.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

(f)                                   Subject to Section 2.09(b), the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent and the Term Loan Agent, at any time or from time to time, prepay the Term Loan in whole or in part, so long as (A) no Default or Event of Default then exists or would arise as a result of such prepayment; (B) the Payment Conditions have been satisfied, and (C) such notice must be received by the Agent and the Term Loan Agent not later than 11:00 a.m. three (3) Business Days prior to the date of such prepayment of the Term Loan; provided, further, that such notice may state that it is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified closing date) if such condition is not satisfied.  Each such notice shall specify the date and amount of such prepayment.  The Term Loan Agent will promptly notify each Term Lender of its receipt of each such notice, and of the amount of such Term Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment, together with any Early Termination Fee then due, and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the outstanding Term Loan in the inverse order of principal payments due pursuant in accordance with the Applicable Percentages of each Term Lender.

2.06                        Termination or Reduction of Commitments.

(a)                                 The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, any of the following would be true: (1) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (2) the Outstanding Amount of L/C Obligations owed with respect to Commercial Letters of Credit not fully Cash Collateralized hereunder would exceed the Commercial L/C Sublimit, or (3) the Outstanding Amount of L/C Obligations owed with respect to Standby Letters of Credit not fully Cash Collateralized hereunder would exceed the Standby L/C Sublimit,  and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)                                 If, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess (with the Letter of Credit Sublimit being reduced pro rata between the Commercial L/C Sublimit and the Standby L/C Sublimit).

(c)                                  The Agent will promptly notify the Revolving Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06(c).  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.  All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(d)                                 The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender’s funding of its portion of the Term Loan, which shall occur no later than the Closing Date.

2.07                        Repayment of Loans.

(a)                                 The Borrowers shall repay to the Revolving Lenders on the Termination Date the aggregate principal amount of Committed Revolving Loans outstanding on such date.

(b)                                 To the extent not previously paid, the Borrower shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

(c)                                  The Borrowers shall make quarterly principal payments on the Term Loan in the amount of $166,667 each, commencing on July 1, 2013, and on the first day of each Fiscal Quarter occurring thereafter.  The Borrowers shall repay to the Term Lenders on the Termination Date the aggregate principal amount of the Term Loan outstanding on such date, along with accrued but unpaid interest and all other Obligations outstanding with respect to the Term Loan.

2.08                        Interest.

(a)                                 Subject to the provisions of Section 2.08(b) below,

(i)                                     each LIBO Rate Loan (A) constituting a Committed Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin, and (B) constituting a Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Term Applicable Margin;

(ii)                                  each Base Rate Loan (A) constituting a Committed Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin, and (B) constituting a Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Term Applicable Margin; and

(iii)                               each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)                                 (i)                                     If any Event of Default exists under Section 8.01(h) or (i), or if any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any Event of Default exists under Section 8.01(b) or (c), then (A) the Agent may, and upon the request of the Required Revolving Lenders shall, notify the Lead Borrower that all Committed Revolving Loans and all other Obligations with respect thereto shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws, and (B) the Term Loan Agent may, and upon the request of the

Required Term Lenders shall, notify the Lead Borrower that the Term Loan and all other Obligations with respect thereto shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in Sections 2.03(i) and 2.03(j):

(a)                                 Commitment Fee.  The Borrowers shall pay to the Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee calculated on a per annum basis equal to 0.375% per annum times the actual daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first day after the end of each quarter, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.

(b)                                 Early Termination Fee.  In the event that the Termination Date occurs, for any reason, prior to November 1, 2014, or in the event that the Borrowers voluntarily prepay the Term Loan, in whole or in part, prior to November 1, 2014, the Borrowers shall pay to the Term Loan Agent, for the ratable benefit of the Term Lenders, a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to one and one half percent (1.5%) of the Outstanding Term Loan or of the amount of any such voluntary prepayment of the Term Loan, as applicable.  All parties to this Agreement agree and acknowledge that the Term Lenders will have suffered damages on account of the early termination of this Agreement or any portion of the Term Loan and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Term Lenders on account thereof.

(c)                                  Other Fees.  The Borrowers shall pay to the Arranger, the Agent, and the Term Loan Agent fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  Except for any computations with respect to clause (c) of the definition of Base Rate (which shall be computed on the basis of a year of 365, or to the extent a leap year, 366), all computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Committed Revolving Loans or portion of the Term Loan, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Revolving Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

(c)                                  Agent shall render monthly statements regarding the Loan Account to the Lead Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Credit Parties unless, within thirty (30) days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12                        Payments Generally; Agent’s Clawback.

(a)                                 General.  All payments to be made by the Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m., at the option of the Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Revolving Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Revolving Lender prior to the proposed date of any Revolving Credit Borrowing of LIBO Rate Loans (or in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Revolving Lender will not make available to the Agent such Revolving Lender’s share of such Revolving Credit Borrowing, the Agent may assume that such Revolving Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Revolving Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Agent, then the applicable Revolving Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Committed Revolving Loans comprising Base Rate Loans.  If the Borrowers and such Revolving Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Revolving Lender pays its share of the applicable Revolving Credit Borrowing to the Agent, then the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in such Revolving Credit Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Revolving Lender that shall have failed to make such payment to the Agent.

(ii)                                  Payments by Borrowers; Presumptions by Agent.  Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Term Lenders hereunder to make the Term Loan and of the Revolving Lenders hereunder to make Committed Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint.  The failure of any Term Lender to make its portion of the Term Loan, or of any Revolving Lender to make any Committed Revolving Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Term Lender or Revolving Lender (as applicable) of its corresponding obligation to do so on such date, and no Term Lender or Revolving Lender (as applicable) shall be responsible for the failure of any other Term Lender or Revolving Lender (as applicable) to so make its portion of the Term Loan or its Committed Revolving Loan, (as applicable), to purchase its participation or to make its payment hereunder.

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in (a) any Revolving Lender receiving payment of a proportion of the aggregate amount of Obligations in respect of Committed Revolving Loans greater than its pro rata share thereof as provided herein, or (b) a Term Lender receiving payment of a proportion of the aggregate amount of Obligations in respect of the Term Loan greater than its pro rata share thereof as provided herein (including, in each case, as in contravention of the priorities of payment set forth in Section 8.04), then the Credit Party receiving such greater proportion shall (a) notify the Agent and Term Loan Agent, as applicable, of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Revolving Lenders or Term Lenders, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.04, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loan, its Committed Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Settlement Amongst Lenders.

(a)                                 The amount of each Revolving Lender’s Applicable Percentage of outstanding Committed Revolving Loans (including outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Committed Revolving Loans (including Swing Line Loans) and repayments of Committed Revolving

Loans (including Swing Line Loans) received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)                                 The Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Revolving Loans and Swing Line Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Revolving Loans made by each Lender shall be equal to such Revolving Lender’s Applicable Percentage of all Committed Revolving Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Revolving Lender shall not have so made its transfer to the Agent, such Revolving Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15                        Uncommitted Increase.

(a)                                 Uncommitted Increase.

(i)                                     Request for Increase.  Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may request an increase in the Aggregate Revolving Commitments by an amount (for all such requests) not exceeding $25,000,000 (the “Commitment Increase”); provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) the Lead Borrower may make a maximum of three such requests.  At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).  No Lender is required to increase its Commitment.

(ii)                                  Lender Elections to Increase.  Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(iii)                               Notification by Agent; Additional Lenders.  The Agent shall notify the Lead Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Revolving Commitments, or decline to increase their Revolving Commitments to the amount requested by the Lead Borrower, the Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Revolving Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Revolving Commitments requested by the Lead Borrower and not accepted by the existing Revolving Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Revolving Lenders) (each, an “Additional Commitment Lender”), provided, however, that without the consent of the Agent, at no time shall the Revolving Commitment of any Additional Commitment Lender be less than $10,000,000.

(iv)                              Effective Date and Allocations.  If the Aggregate Revolving Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Lead Borrower and the Revolving Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Revolving Lenders.

(b)                                 Conditions to Effectiveness of Commitment Increase.  As a condition precedent to such Commitment Increase, (i) the Lead Borrower shall deliver to the Agent a certificate of the Lead Borrower dated as of the Increase Effective Date signed by a Responsible Officer of the Lead Borrower (A) certifying and attaching the resolutions adopted by the Lead Borrower approving or consenting to such Commitment Increase, and (B) certifying that, before and after giving effect to such Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and except in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.04, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation, if any, to the Revolving Lenders increasing their Revolving Commitments and to the Additional Commitment Lenders, as the Lead Borrower and such Revolving Lenders and Additional Commitment Lenders, as applicable, shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Agent as the Lead Borrower and the Agent may agree; (v) if requested by the Agent, the Borrowers shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists.  The Borrowers shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(c)                                  Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16                        Extensions of Revolving Commitments and/or Term Loan.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Lead Borrower to all Lenders on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments or outstanding Term Loan, as the case may be) and on the same terms to each such Lender, the Loan Parties may consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Revolving Commitments or outstanding portion of the Term Loan, as the case may be, and otherwise modify the terms of such Revolving Commitments or outstanding portion of the Term Loan, as the case may be, pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Commitments or portion of the Term Loan, as the case may be) (each, an “Extension”, and each group of Revolving Commitments or outstanding portion of the Term Loan, as the case may be, so extended, as well as the original Revolving Commitments or outstanding portion of the Term Loan, as the case may be not so extended, being a “tranche”). Any Extended Revolving Commitments or Term Loan, as the case may be, shall constitute a separate tranche of Revolving Commitments or Term Loan, as the case may be, from the tranche of Revolving Commitments or existing Term Loan, as the case may be, so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders; (ii) except as to pricing (interest rate and fees) and maturity (which shall be set forth in the relevant Extension Offer but shall be no earlier than the Maturity Date of the Revolving Commitments or outstanding portion of the Term Loan, as the case may be), the Revolving Commitment or outstanding Term Loan, as the case may be, of any Lender that agrees to an Extension with respect to such amounts extended pursuant to any Extension (an “Extended Revolving Commitment” or “Extended Term Loan”, as the case may be), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) or Term Loan, as the case may be, with the same terms as the original Revolving Commitments (and related outstandings) or Term Loan, as the case may be; provided that (A) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) or Extended Term Loan, (2) repayments required upon the Maturity Date of the non-extending Revolving Commitments or Term Loan, as the case may be, and (3) repayments made in connection with a permanent repayment and termination of any portion of the Revolving Commitments or Term Loan, as the case may be) of Loans with respect to Extended Revolving Commitments and Extended Term Loan after the applicable date of such Extension shall be made on a pro rata basis with all other Revolving Commitments or outstanding portion of Term Loan, as the case may be,  (B) the permanent repayment of Committed Revolving Loans or outstanding portion of the Term Loan, as the case may be, with respect to, and termination of, Extended Revolving Commitments or Extended Term Loans, as the case may be, after the applicable date of such Extension shall be made on a pro rata basis with all other Revolving Commitments or outstanding portion of the Term Loan, as the case may be,, except that the Loan Parties shall be permitted to permanently repay and terminate Revolving Commitments prior to any Extended Revolving Commitments and the outstanding Term Loan prior to any Extended Term Loan, (C) assignments and participations of Extended Revolving Commitments and extended Committed Revolving Loans or Extended Term Loans, as the case may be, shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Committed Revolving Loans or Term Loans, as the case may be, and (D) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments) or Term Loan (including any Extended Term Loan) which have more than two different Maturity Dates; (iii) if the aggregate principal amount of Revolving Commitments or outstanding Term Loans, as the case may, be (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments or portion of the Term Loan, as the case may be, offered to be extended by the Loan Parties pursuant to such Extension Offer, then the Revolving Commitments or outstanding portion of the Term Loan of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer; and (iv) any applicable Minimum Extension Condition (as defined below) shall be satisfied unless waived by the Loan Parties and, to extent provided below, the Agent.

(b)                                 With respect to all Extensions consummated by the Loan Parties pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Revolving Commitments or outstanding portion of the Term Loan, as the case may be, to be tendered, which shall be with respect to Revolving Commitments or outstanding portion of the Term Loan, as the case may be, of a Class an integral multiple of $5,000,000 and an aggregate principal amount that is not less than $10,000,000 (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Agent) (a “Minimum Extension Condition”). The transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments or portion of the Term Loan, as the case may be, on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other person (other than as set forth in clause (c) of this Section 2.16.

(c)                                  The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Agent shall be required to effectuate any Extension.  No consent of any Lender or any other person shall be required to effectuate any Extension, other than the consent of the Loan Parties and each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments or outstanding portion of the Term Loan, as the case may be. The Lenders hereby irrevocably authorize the Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Loan Parties as may be necessary in order to establish new tranches in respect of Revolving Commitments or Term Loan, as the case may be, so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Loan Parties in connection with the establishment of such new tranches, in each case, on terms consistent with this Section 2.16.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01                        Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  If the Borrowers or any other withholding agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, the Term Loan Agent, the applicable Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent, the Term Loan Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, the Term Loan Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent or the Term Loan Agent, in each case, on its own behalf or on behalf of the Term Loan Agent, or Agent, as applicable, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Agent and the Term Loan Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent or Term Loan Agent, as applicable.

(e)                                  Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person within the meaning of Code Section 7701(a)(30) (a “U.S. Person”), any Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     any Lender that is a U.S. Person shall deliver executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(ii)                                  any Foreign Lender shall deliver whichever of the following is applicable:

(A)                               duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)                               duly completed copies of Internal Revenue Service Form W-8ECI;

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate (“Tax Compliance Certificate”) to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN;

(D)                               to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable;

(E)                                any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made;

(F)                                 if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this clause (F), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   Treatment of Certain Refunds.  If the Agent, the Term Loan Agent, any Lender or the L/C Issuer determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid or remitted additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, the Term Loan Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Agent, the Term Loan Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, the Term Loan Agent, such Lender or the L/C Issuer in the event the Agent, the Term Loan Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent, the Term Loan Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Parties or any other Person.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent and the Term Loan Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Agent, the Term Loan Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan , or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on LIBO Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on LIBO Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Agent and the Term Loan Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent and the Term Loan Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)                                  any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss  of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  Each party’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of the Term Loan, the Committed Revolving Loans, the Swing Line Loans, and all other Obligations.

3.08                        Designation of Lead Borrower as Borrowers’ Agent.

(a)                                 Each Borrower hereby irrevocably designates and appoints the Lead  Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower.  In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead  Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)                                 Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)                                  The Lead  Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension.  Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Agent’s and Term Loan Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and Term Loan Agent:

(i)                                     executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii)                                  a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)                               copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)                              copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a favorable opinion(s) of Proskauer Rose LLP, counsel to the Loan Parties, addressed to the Agent, the Term Loan Agent, and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)                              a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties, on a consolidated basis, as of the Closing Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii)                           evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)                        (1) a payoff letter from the agent for the lenders under the Existing Credit Agreement reasonably satisfactory in form and substance to the Agent and Term Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and (2) the Agent and Term Loan Agent shall be reasonably satisfied that the Subordinated Notes have been or concurrently with the Closing Date are being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Subordinated Notes, if any, have been or concurrently with the Closing Date are being released (which, for the avoidance of doubt, shall consist of the funds flow and copies of communications sent to each of the holders of the Subordinated Notes delivering repayment in full on the Closing Date);

(ix)                              the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(x)                                 the Term Loan B Intercreditor Agreement, duly executed by all applicable parties;

(xi)                              the Facility Guaranty, Fee Letter, Perfection Certificate, Grant of Security Interest in Trademarks, Disbursement Letter, Post-Closing Letter, and Borrowing Base Certificate, each duly executed by the applicable Loan Parties;

(xii)                           (A)                               appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xiii)                        results of searches or other evidence reasonably satisfactory to the Agent and Term Loan Agent (in each case dated as of a date reasonably satisfactory to the Agent and Term Loan Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases  or subordination agreements satisfactory to the Agent and Term Loan Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiv)                       (A)                               all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent or the Term Loan Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent and (B) the DDA Notifications, Credit Card Notifications required pursuant to Section 6.11 hereof; and

(xv)                          such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)                                 After giving effect to (i) the first funding under the Loans, (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby and (iii) all Letters of Credit to be issued at, or immediately subsequent to, such establishment (including, without limitation, the Existing Letter of Credit), Availability shall be not less than $20,000,000.

(c)                                  The Agent and Term Loan Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on March 28, 2013, and executed by a Responsible Officer of the Lead Borrower.

(d)                                 The Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since February 27, 2013.

(e)                                  The Agent and Term Loan Agent shall have received and be satisfied with (i) a detailed forecast for the period commencing on the Closing Date and through and including the Maturity Date, which shall include an Availability model, Consolidated income statement, balance sheet, and statement of cash flow (on a monthly basis for the 2013 Fiscal Year, and on an annual basis for each Fiscal Year thereafter), each prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices and (ii) such other information (financial or otherwise) reasonably requested by the Agent.

(f)                                   There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(g)                                  [Reserved];

(h)                                 The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(i)                                     All fees and expenses required to be paid to the Agent, the Term Loan Agent, or the Arranger, as applicable, on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(j)                                    The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent and Term Loan Agent to the extent invoiced at least two (2) Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers, and the Agent and Term Loan Agent).

(k)                                 The Agent, Term Loan Agent, and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(l)                                     [Reserved];

(m)                             The Loan Parties shall have received not less than $80,000,000 in gross proceeds in connection with the Term Loan B Agreement.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Revolving Loans or a portion of the Term Loan to the other Type, or a continuation of LIBO Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a)                                 The representations and warranties of each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.04;

(b)                                 No Default or Event of Default shall exist, or would result immediately after giving effect to such proposed Credit Extension or from the application of the proceeds thereof;

(c)                                  The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof; and

(d)                                 No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Revolving Loans or a portion of the Term Loan to the other Type, or a continuation of LIBO Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.  The conditions set forth in this Section 4.02 are for the sole benefit of the Agent, Term Loan Agent, Lenders, L/C Issuer, and Swing Line Lender but, until the Required Revolving Lenders otherwise direct the Agent to cease making Committed Revolving Loans and direct the L/C Issuer to cease issuing Letters of Credit, the Revolving Lenders will fund their Applicable Percentage of all Committed Revolving Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties  to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each Agent, Lender, L/C Issuer, and Swing Line Lender that:

5.01                        Organization; Powers.  Each Loan Party and each of their Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or in any foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of such foreign jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified and is licensed, and where applicable, in good standing to do business in each jurisdiction where such qualification is required, except where the failure so to qualify or be in good standing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.  Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02                        Authorization.  The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be taken by the Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, in any material respect, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any Material Contract or Material Indebtedness or right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, other than with respect to the constitutive documents of any Loan Party, where any such conflict, violation, breach or default referred to in clause (i) (A) or (C) of this Section 5.02(b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Encumbrances.

5.03                        Enforceability.  This Agreement has been duly executed and delivered by each of the Loan Parties and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

5.04                        Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is required for the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Agent, the Term Loan Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) filings which may be required under Environmental Laws, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 5.04.

5.05                        Reserved.

5.06                        Financial Statements.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited Consolidated balance sheet of the Parent and its Subsidiaries dated February 28, 2013, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Month ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Schedule 5.06 sets forth all Material Indebtedness of the Loan Parties and their Consolidated Subsidiaries as of the Closing Date.

(c)                                  To the best knowledge of the Borrowers, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent, Term Loan Agent, or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Parent and its Subsidiaries on a Consolidated basis; it being understood and agreed that any Internal Control Event disclosed in connection with preparation for an imminent Public Offering may be remedied within six (6) months following the date of such Public Offering.

5.07                        Title to Properties; Possession Under Leases.

(d)                                 Each of the Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Estate and has valid title to its personal property and assets, in each case, except for Permitted Encumbrances and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Encumbrances.

(e)                                  Neither the Loan Parties nor any of their Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Loan Parties’ and their Subsidiaries’ leases is in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. The Loan Parties and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.08                        Subsidiaries; Equity Interests.  As of the Closing Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary.  All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) and are free and clear of all Liens except for those created under the Security Documents or those in favor of the Term Loan B Agent and holders of Indebtedness under Section 7.01(r), and, as of the Closing Date, are in the amounts listed on Part (a) of Schedule 5.08.  On the Closing Date, except as set forth in Schedule 5.08, there are no outstanding rights to purchase any Equity Interests in any Subsidiary.  As of the Closing Date, Parent and the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.08.  All of the outstanding Equity Interests in Parent and in the Loan Parties have been validly issued, and are fully paid and non-assessable and, in the case of the Equity Interests in the Loan Parties, are owned free and clear of all Liens except for those created under the Security Documents or in favor of the Term Loan B Agent and holders of Indebtedness under Section 7.01(r), and which, with respect to the outstanding Equity Interests of the Loan Parties and, other than with respect to any options or other rights for the purchase or acquire, the Parent, in each case as of as of the Closing Date, are in the amounts specified on Part (c) of Schedule 5.08.  The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(iv), together with any updates, amendments, or other modifications delivered to the Agent under this Agreement from time to time, are true and correct copies of each such document, each of which is valid and in full force and effect.

5.09                        Litigation; Compliance with Laws.

(a)                                 There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Lead Borrower, threatened in writing against or affecting Borrower Holdco or any of its Subsidiaries or any business, property or rights of any such person (but excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 5.16) which if adversely determined could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Lead Borrower, none of Borrower Holdco or any of its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 5.16) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Schedule 5.09 lists all ongoing litigation as of the Closing Date that is material, notwithstanding such matters could not be reasonably expected to have a Material Adverse Effect.

5.10                        Federal Reserve Regulations.

(a)                                 No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or Regulation X.

5.11                        Investment Company Act.  Neither Parent nor any Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.12                        Use of Proceeds.  The Lead Borrower will use the proceeds of the Committed Revolving Loans and Swing Line Loans, and may request the issuance of Letters of Credit, for general corporate purposes (including, without limitation, for capital expenditures, Permitted Business Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).  The Loan Parties will use the proceeds of the Term Loans to repay Existing Indebtedness.

5.13                        Tax Returns.  Except as set forth on Schedule 5.13:

(a)                                 Each Loan Party has timely filed or caused to be filed all federal, and all material state and local tax returns required to have been filed by it and each such tax return is true and correct in all material respects; and

(b)                                 Each Loan Party has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) of this Section 5.13 and all other material Taxes or material general or special assessments and other governmental charges or levies (or made adequate provision (in accordance with GAAP) for the payment of all Taxes, assessments, charges, or levies due) with respect to all periods or portions thereof (except for Taxes, assessments, charges or levies or assessments that are being contested in good faith by appropriate proceedings in accordance with

Section 6.03) and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP);

(c)                                  There are no material claims being asserted in writing with respect to any Taxes.

5.14                        No Material Misstatements.

(a)                                 All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Parent or any of the Loan Parties, and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender, the Agent or the Term Loan Agent in connection with the transactions contemplated hereby, when taken as a whole, heretofore, contemporaneously or hereafter furnished, was, is or will be true and correct in all material respects as of the date such Information was furnished to such person and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b)                                 The Projections and estimates and information of a general economic nature prepared by or on behalf of the Lead Borrower or any of its representatives and that have been made available to any Lenders, the Agent or the Term Loan Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates, as applicable, were furnished to the Lenders.

5.15                        Employee Benefit Plans.

(a)                                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Parent or any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of Parent or any Loan Parties or their Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Parent or any of its Subsidiaries to tax or other penalty; (v) none of Parent nor any of its Subsidiaries or, to the knowledge of Parent or the Borrower, any ERISA Affiliate has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization (within the meaning of Section 4242 of ERISA), terminated, insolvent (within the meaning of Section 4245 of ERISA), or in endangered or in, or reasonably expected to be in, critical status (within the meaning of Section 305 of ERISA); and (vi) none of the Loan Parties, any of their Subsidiaries or, to the knowledge of Parent or the Lead Borrower, any ERISA Affiliate has incurred, and none of the Loan Parties nor any other Subsidiary is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.

(b)                                 Each of Parent and each of its Subsidiaries is in compliance with (i) all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Within the last five years, no Plan of Parent or any of its Subsidiaries that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and, to the knowledge of the Borrower, no pension plan of the ERISA Affiliates has been terminated, whether or not in a “standard termination” (as such term is used in Section 404(b)(1) of ERISA), which termination would reasonably be expected to result in liability to the Loan Parties, or any of their Subsidiaries or the ERISA Affiliates (as the case may be) in excess of $1,000,000, and no Pension Plan of Parent or any of its Subsidiaries or, to the knowledge of the Loan Parties, the ERISA Affiliates (determined at any time within the past five years), with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Loan Parties, any of their Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to result in a Material Adverse Effect.

(d)                                 Except as could not reasonably be expected to result in a Material Adverse Effect, there are no pending, or to the knowledge of the Lead Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that could result in liability to Parent or any of its Subsidiaries.

5.16                        Environmental Matters.  Except as set forth on Schedule 5.16 or as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Loan Parties and each of their Subsidiaries is in compliance with all Environmental Laws (including having obtained all permits, licenses and other approvals required under any Environmental Law for the operation of its business and being in compliance with the terms of such permits, licenses and other approvals), (b) none of the Loan Parties nor any of their Subsidiaries has received notice of or is subject to any pending, or to the Lead Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved, (c) to the Lead Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any Loan Party or any of their Subsidiaries and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by any Loan Party or any of their Subsidiaries and transported to or Released at any location which, in each case described in this clause (c), would reasonably be expected to result in liability to any Loan Party or any of their Subsidiaries and (d) there are no agreements in which any Loan Party or any of their Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws or Hazardous Materials.

5.17                        Security Documents.

(a)                                 The Security Agreement creates in favor of the Agent and Term Loan Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement.  Upon such filings and/or the obtaining of “control,” (as defined in the UCC) the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person (except for Permitted Encumbrances referenced in Sections 7.02(d) or (q) solely to the extent such Liens have priority under applicable Law and, if applicable, the Term Loan B Agent to the extent subject to the Term Loan B Intercreditor Agreement).

(b)                                 When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent and the Term Loan Agent shall each have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person except for Permitted Encumbrances referenced in Sections 7.02(d) or (q) solely to the extent such Liens have priority under applicable Law and, if applicable, the Term Loan B Agent to the extent subject to the Term Loan B Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

5.18                        Location of Real Estate and Leased Premises.

(a)                                 Schedule 5.18(a) correctly identifies, in all material respects, as of the Closing Date, all Real Estate owned by the Loan Parties. As of the Closing Date, the Loan Parties own in fee all the Real Estate set forth as being owned by them on Schedule 5.18(a).

(b)                                 Schedule 5.18(b) lists correctly, in all material respects, as of the Closing Date, all Real Estate leased by any Loan Party and the addresses thereof.  As of the Closing Date, the Loan Parties have valid leases in all the material Real Estate set forth as being leased by them on Schedule 5.18(b).

5.19                        Solvency.  On the Closing Date, after giving effect to the application of the proceeds of all Indebtedness being incurred in connection with the transactions contemplated herein, the Loan Parties, on a consolidated basis, are Solvent.

5.20                        No Material Adverse Effect.  Since December 31, 2011, there has been no change in the financial condition, business, operations, assets or liabilities of Parent or any Loan Party that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.21                        Insurance.  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Subsidiary operates.  Schedule 5.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Loan Parties or any of their Subsidiaries. Each insurance policy listed on Schedule 5.21 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.22                        USA PATRIOT Act; OFAC.

(a)                                 To the extent applicable, each of Parent and each of the Loan Parties is in compliance with the USA PATRIOT Act.

(b)                                 Neither Parent nor any Loan Party nor any of their Subsidiaries is any of the following:

(i)                                     a person that is listed in the annex to, or it otherwise subject to the provisions of the Executive Order;

(ii)                                  a person owned or Controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list and none of the proceeds of the Loans will be, directly or indirectly, offered, lent, contributed or otherwise made available to any Subsidiary, joint venture partner or other person for the purpose of financing the activities of any person the subject of sanctions administered by OFAC.

5.23                        Intellectual Property; Licenses, Etc.(a) The Loan Parties own, or possess the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses in all material respects as currently conducted, without conflict with the rights of any other person in any material respect, (b) to the knowledge of the Lead Borrower, neither the Loan Parties nor any of their Subsidiaries nor any intellectual property right, proprietary right, product, process, method, substance, part or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Loan Parties or their Subsidiaries is interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, except as and to the extent set forth on Schedule 5.23, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened which, if adversely decided, could reasonably be expected to have a Material Adverse Effect.

5.24                        No Default.  Neither Parent nor any Loan Party or any of their Subsidiaries is in default under any Material Indebtedness.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.25                        Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any of their Subsidiaries thereof pending or, to the knowledge of any Loan Party, threatened. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters, (ii) no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law, (iii) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party, (iv) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, (v) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, (vi) there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries, and (vii) the consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.26                        Deposit Accounts; Credit Card Arrangements

(a)                                 Annexed hereto as Schedule 5.26(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)                                 Annexed hereto as Schedule 5.26(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

ARTICLE VI
AFFIRMATIVE COVENANTS

Each of the Loan Parties covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of Cash Management Services and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) shall have been paid in full, in cash, the Commitments have been terminated and Letters of Credit expired, terminated or cash collateralized on terms satisfactory to the L/C Issuer, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will, and will cause their Subsidiaries to:

6.01                        Existence; Businesses and Properties.

(a)                                 Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.01 and except, in the case of an Immaterial Subsidiary, an Unrestricted Subsidiary or a Foreign Subsidiary, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b)                                 (i) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, licenses and rights with respect thereto necessary to the normal conduct of its business required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

6.02                        Insurance.

(a)                                 Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Agent and the Term Loan Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

(b)                                 In connection with the covenants set forth in this Section 6.02, it is understood and agreed that:

(i)                                     neither the Agent or the Term Loan Agent, the Lenders, nor their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) the Loan Parties and their Subsidiaries shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agent, the Term Loan Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive, and further agree to cause each of their Subsidiaries, to the extent permitted by law, to waive, its right of recovery, if any, against the Agent, the Term Loan Agent, the Lenders and their agents and employees;

(ii)                                  the designation of any form, type or amount of insurance coverage by the Agent or the Term Loan Agent under this Section 6.02 shall in no event be deemed a representation, warranty or advice by the Agent, the Term Loan Agent or the Lenders that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties; and

(c)                                  (A) fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (1) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent and the Term Loan Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds in respect of personal property otherwise payable to the Loan Parties under the policies directly to the Agent and the Term Loan Agent, and (2) a provision to the effect that none of the Loan Parties, the Agent, the Term Loan Agent, the Lenders or any other person shall be a co-insurer; (B) commercial general liability policies shall be endorsed to name the Agent and the Term Loan Agent, as an additional insured; and (C) business interruption policies shall name the Agent and the Term Loan Agent as a loss payee and shall be endorsed or amended to include (1) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Lead Borrower and its Subsidiaries under the policies directly to the Agent and the Term Loan Agent and (2) a provision to the effect that none of the Loan Parties, the Agent, the Term Loan Agent, the Lenders or any other party shall be a co-insurer. Each such policy referred to in this Section 6.02 shall also provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent and the Term Loan Agent (giving the Agent and the Term Loan Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent and the Term Loan Agent. The Lead Borrower shall deliver to the Agent and the Term Loan Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent and the Term Loan Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent and the Term Loan Agent of payment of the premium therefor. Notwithstanding the foregoing, it is understood and agreed that no Loan Party shall be required to maintain flood insurance unless any Real Estate is required to be so insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because such Real Estate is located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area”.

(d)                                 Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy (whether as a separate policy or as part of the Directors and Officers policy) including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(e)                                  Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

6.03                        Taxes.  Pay and discharge promptly when due all federal and material state and local Taxes imposed upon it or its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, could reasonably be expected to give rise to a Lien (other than a Permitted Encumbrance permitted under Section 7.02(d)) upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) any affected Loan Party, shall have set aside on its books reserves in accordance with GAAP with respect thereto, and (c) such contest effectively suspends collection or the enforcement of any Lien, or the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect.  Nothing contained herein shall be deemed to limit the rights of the agents with respect to determining Reserves pursuant to this Agreement.

6.04                        Financial Statements, Reports, etc.  Furnish to the Agent and the Term Loan Agent:

(a)                                 as soon as available, but in all events within one hundred twenty (120) days after the end of each Fiscal Year commencing with the 2012 Fiscal Year (provided, however, with respect to the 2012 Fiscal Year, such materials shall be delivered on or before May 15, 2013), (i) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of, so long as Parent does not own any Subsidiaries other than Borrower Holdco, Parent and its Subsidiaries, and, if Parent does own any Subsidiaries other than Borrower Holdco, the Loan Parties, as of the close of such Fiscal Year and the consolidated results of its operations during such year, setting forth in comparative form the corresponding figures for the prior Fiscal Year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by a Registered Public Accounting Firm and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of any Loan Party as a going concern other than any such qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement or the Term Loan B Facility occurring within one year from the time such report is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Loan Parties on a consolidated basis in accordance with GAAP (it being understood that the delivery of annual reports on Form 10-K of Parent and its Subsidiaries or the Loan Parties, as required hereunder, shall satisfy the requirements of this Section 6.04(a) to the extent such annual reports include the information specified herein) (the applicable financial statements delivered pursuant to this clause (a) being the “Annual Financial Statements”);

(b)                                 within thirty (30) days following the end of each fiscal month of each Fiscal Year, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of, so long as Parent does not own any Subsidiaries other than Borrower Holdco, Parent and its Subsidiaries, and, if Parent does own any Subsidiaries other than Borrower Holdco, the Loan Parties, as of the close of such fiscal month and the consolidated results of its operations during such fiscal month, and, in each case, the then-elapsed portion of the Fiscal Year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year and compared to the budget delivered under Section 6.04(e) for such Fiscal Year (or, prior to the initial delivery under Section 6.04(e), compared to the budget delivered to the Agent on or prior to the Closing Date), and (ii) management’s discussion and analysis of significant operational and financial developments during such monthly period (provided that following a Public Offering, such management’s discussion and analysis shall be due within such timeframes and be substantially the same as is delivered to the board of directors), together with reasonable detail regarding non-recurring addbacks included in Consolidated EBITDA for such period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by either the chief financial officer or controller in such person’s capacity as a Responsible Officer of Lead Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries or Loan Parties, as required hereunder, on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (the applicable financial statements delivered pursuant to this clause (b) being the “Monthly Financial Statements”, and, together with the Annual Financial Statements and Monthly Financial Statements, the “Required Financial Statements);

(c)                                  concurrently with any delivery of Required Financial Statements under paragraphs (a) and (b) of this Section 6.04, a certificate of a Responsible Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) if a Covenant Compliance Event has occurred and is continuing, demonstrating compliance with Section 7.10 (in reasonable detail satisfactory to the Agent and the Term Loan Agent) and (iii) certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”;

(d)                                 promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Agent, other materials filed by Parent, any Loan Party, Borrower or any other with the SEC, or after a Public Offering, distributed to its stockholders generally, as applicable; provided that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Lead Borrower;

(e)                                  within forty-five (45) days after the beginning of each Fiscal Year, a reasonably detailed draft consolidated annual budget for such Fiscal Year, and, within sixty (60) days after the beginning of each Fiscal Year, a reasonably detailed final consolidated annual budget for such Fiscal Year (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of each Fiscal Month for the following Fiscal Year, and annual consolidated statements of projected cash flow and projected income and projected Availability on a monthly basis), including a description of underlying assumptions with respect thereto and describing any changes from such preliminary budget delivered to Agent (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Lead Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f)                                   upon the reasonable request of the Agent or the Term Loan Agent (which request shall be made at least fifteen (15) days prior to the date Annual Financial Statements are required to be delivered), concurrently with any delivery of Annual Financial Statements under paragraph (a) of this Section 6.04, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 6.10(e);

(g)                                  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent or any Loan Party, or compliance with the terms of any Loan Document, in each case, as the Agent or the Term Loan Agent may reasonably request (for itself or on behalf of any Lender), including, without limitation, those items listed on Schedule 6.04 attached hereto;

(h)                                 on or before the 15th day of each month from and after the Closing Date, a Borrowing Base Certificate from the as of the last day of the immediately preceding month, with such supporting materials as the Agent shall reasonably request; provided, however, solely with respect to the Borrowing Base Certificate for the month of April 2013, the Borrowers shall only be required to deliver a preliminary Borrowing Base Certificate on or before May 15, 2013, together with such supporting materials as may be available at such time, and shall, on or before June 15, 2013, provide the final Borrowing Base Certificate for the month of April 2013, together with all supporting materials as the Agent shall reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), the Lead Borrower shall furnish a Borrowing Base Certificate calculated as of the close of business on Saturday of the immediately preceding calendar week;

(i)                                     promptly upon request by the Agent or the Term Loan Agent (so long as the following are obtainable using commercially reasonable measures), copies of (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan, (ii) the most recent actuarial valuation report for any Plan, and (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by the Loan Parties or any ERISA Affiliate, concerning an ERISA Event;

(j)                                    promptly following any request therefor by the Agent or the Term Loan Agent (so long as the following are obtainable using commercially reasonable measures), copies of (i) any documents described in Section 101(k)(1) of ERISA that Parent, the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that Parent, the Loan Parties or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if Parent, any of the Loan Parties or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Parent, the Lead Borrower, such other Subsidiary or such ERISA Affiliate shall promptly make a request for such documents or notices from the such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(k)                                 if, at any time, Availability is less than or equal to twenty (20%) of the Loan Cap, the Borrowers shall promptly provide to the Agent and Term Loan Agent a written certification as to the Consolidated Fixed Charge Coverage Ratio, including reasonably detailed calculations with respect thereto in accordance with Appendix IV of the Compliance Certificate;

provided that in the event that Parent or a Loan Party is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Lead Borrower and the other Subsidiaries, such consolidated reporting at a Person’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 6.04 for Parent will satisfy the requirements of such paragraphs.

The Loan Parties hereby acknowledge that (a) the Agent, the Term Loan Agent, and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Term Loan Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent, the Term Loan Agent, and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.05                        Litigation and Other Notices.

(a)                                 Furnish to the Agent and the Term Loan Agent written notice of the following promptly after any Responsible Officer of the Lead Borrower obtains actual knowledge thereof:

(i)                                     any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(ii)                                  the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent, any Loan Party or any of their Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iii)                               any other development specific to Parent or any Loan Party that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(iv)                              the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect;

(v)                                 any material change in accounting policies or financial reporting practices by any Loan Party; and

(vi)                              any change in any of Loan Party’s chief executive officer, chief financial officer, or controller.

(b)                                 Furnish to the Agent and the Term Loan Agent written notice of the following within seven (7) days after any of the chief financial officer, vice president of finance, controller, treasurer, or assistant treasurer obtains actual knowledge thereof:

(i)                                     any default or event of default with respect to Material Indebtedness of any Loan Party;

(ii)                                  the filing of any lien for unpaid Taxes against Parent or any Loan Party in excess of $500,000;

(iii)                               any casualty or other insured damage to any material portion of the collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of imminent domain or by condemnation or similar proceeding;

(iv)                              if any material portion of Collateral is damaged or destroyed;

(v)                                 the filing or asserting of any Lien by customs or revenue authority against any Loan Party in excess of $500,000; and

(vi)                              the failure by any Loan Party to pay rent under any Real Estate Lease.

6.06                        Compliance with Laws.  Comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property that are material to the conduct of the Loan Parties’ business, except in such instances in each case, any material non compliance (a) is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP (c) no Lien has been filed with respect thereto (except to the extent expressly permitted as a Permitted Encumbrance), and (d) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 6.06 shall not apply to Environmental Laws, which are the subject of Section 6.09, or Taxes, which are the subject of Section 6.03.

6.07                        Maintaining Records; Access to Properties and Inspections; Appraisals.

(a)                                 Maintain all financial records in accordance with GAAP and permit any persons designated by the Agent (including, without limitation, the Agent, Term Loan Agent, or any representatives or independent contractors thereof) or, upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect the financial records (including, without limitation, the corporate, financial and operating records) and the properties of the Borrowers or any of their Subsidiaries at reasonable times, upon reasonable prior notice to the Borrowers, and as often as reasonably requested, to make extracts from and copies of such financial records, and to discuss its affairs, finances and accounts with its Registered Public Accounting Firm, and permit the Agent and the Term Loan Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent and the Term Loan Agent to conduct evaluations of the Loan Parties’ business plan, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the Agent and Term Loan Agent shall be limited to two (2) such visits at the Loan Parties’ expense in any Fiscal Year; provided, further, that when a Default or Event of Default exists the Agent and the Term Loan Agent (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)                                 Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such examinations and evaluations.  Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake up to: (i) two (2) commercial finance examinations during the twelve (12) months following the Closing Date at the Loan Parties’ expense, and (ii) one (1) commercial finance examination during each of the following twelve (12) month periods thereafter at the Loan Parties’ expense; provided, that, if Availability is, at any time, less than thirty-five percent (35%) of the Revolving Borrowing Base, the Agent may conduct two (2) commercial finance examinations during such twelve (12) month period at the Loan Parties’ expense.  Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of Agent and the Loan Parties shared equally or (iii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c)                                  Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base.  The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals.  Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its discretion, undertake up to: (i) two (2) inventory appraisals during the twelve (12) months following the Closing Date at the Loan Parties’ expense, and (ii) one (1) inventory appraisal during each of the following twelve (12) month periods thereafter at the Loan Parties’ expense; provided, that, if Availability is, at any time, less than thirty-five percent (35%) of the Revolving Borrowing Base, the Agent may conduct two (2) inventory appraisals during such twelve (12) month period at the Loan Parties’ expense.  Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of Agent and the Loan Parties shared equally or (iii) if an Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.  So long as no Default or Event of Default has occurred and is continuing, Agent will provide Lead Borrower with a copy of the final appraisal report.  Any adjustments to the Appraised Value or the Borrowing Base hereunder as a result of such appraisals shall become effective ten (10) days following the date of the applicable final appraisal report.

(d)                                 The Loan Parties shall cause (i) not less than one physical inventory at each store location to be undertaken in each 12 month period by such inventory takers substantially consistent with the practices in place on the Closing Date or as otherwise are reasonably satisfactory to the Agent and (ii) periodic cycle counts of Inventory to be undertaken at each location, in each case, at least once in each 12 month period, and at the expense of the Loan Parties, in accordance with the Loan Parties’ usual business practices, conducted using methodology routinely used by the Loan Parties in their ordinary course of business with respect to such Inventory counts or as otherwise consistent with standard and customary business practices, and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

6.08                        Use of Proceeds.

(a)                                 Use the proceeds of the Committed Revolving Loans and the Swing Line Loans and request issuance of Letters of Credit solely for general corporate purposes (including, without limitation, for capital expenditures, Permitted Business Acquisitions, the repayment or refinancing of Indebtedness and the making of Investments and Restricted Payments, in each case to the extent not prohibited hereunder).

(b)                                 Use the proceeds of the Term Loan solely for repayment of Existing Indebtedness.

6.09                        Compliance with Environmental Laws.  (a) Comply, and make reasonable efforts to cause all lessees and other persons occupying its fee-owned Real Estate to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all applicable Governmental Authorities regarding Environmental Laws, except to the extent that the same are begin contested in accordance with Section 6.06, or the failure to comply herewith could not reasonably be expected to have a Material Adverse Effect.

6.10                        Further Assurances; Additional Security

(a)                                 Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Agent or the Term Loan Agent may reasonably request, all at the expense of the Loan Parties, and provide to the Agent and the Term Loan Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Agent and the Term Loan Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                 If any Loan Party directly or indirectly acquires fee-owned Real Estate after the Closing Date that, combined with all other fee-owned Real Estate which has an aggregate fair market value of $5,000,000 or more, (i) notify the Agent and the Term Loan Agent thereof, (ii) cause each such fee-owned Real Estate that has a fair market value of $2,500,000 or more to be subjected to a mortgage or deed of trust securing the Obligations, in form and substance reasonably acceptable to the Agent and the Term Loan Agent, (iii) obtain fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in form and substance, with endorsements (including zoning endorsements where available) and in amounts reasonably acceptable to the Agent and the Term Loan Agent (the “Mortgage

Policies”), (iv) to the extent necessary to issue the Mortgage Policies, obtain American Land Title Association/American Congress on Surveying and Mapping form surveys, dated no more than thirty (30) days before the date of their delivery to the Agent and the Term Loan Agent, certified to the Agent and the Term Loan Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent and the Term Loan Agent, (v) provide (1) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (2) notices, in the form required under the flood insurance  Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and, (3) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (A) covers such improved real property, (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the flood insurance Laws, whichever is less, (C) naming the Agent and the Term Loan Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as are reasonably satisfactory to the Agent and the Term Loan Agent, and (D) is otherwise on terms satisfactory to the Agent and Term Loan Agent; and (vi) obtain customary mortgage or deed of trust enforceability opinions of local counsel for the Loan Parties in the states in which such fee-owned Real Estate are located and (vii) take, and cause the applicable Subsidiary to take, such actions as shall be necessary or reasonably requested by the Agent and the Term Loan Agent to perfect such Liens, including actions described in paragraph (a) of this Section 6.10, in each case, at the expense of the Loan Parties.

(c)                                  If any additional Subsidiary of a Loan Party is formed or acquired after the Closing Date (or if an Immaterial Subsidiary or Unrestricted Subsidiary ceases to qualify as such), within five Business Days after the date such Subsidiary is formed or acquired (or after such entity ceases to qualify as an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable), notify the Agent and the Term Loan Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Agent and the Term Loan Agent shall agree), to the extent such Person does not constitute a CFC or qualify as an Immaterial Subsidiary or Unrestricted Subsidiary, cause the Collateral and Guaranty Requirements to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of a Loan Party as and to the extent required under the Security Documents.

(d)                                 (i) In each case furnish the Agent and the Term Loan Agent five Business Days prior written notice of any change in any Loan Party’s (A) corporate or organization name, (B) organizational structure or (C) organizational identification number (or equivalent); provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Agent and the Term Loan Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral for the benefit of the applicable Secured Parties.

6.11                        Cash Management.

(a)                                 On or prior to the Closing Date (or such later date as may be permitted pursuant to the Post-Closing Letter):

(i)                                     deliver to the Agent and the Term Loan Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit G which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.26(b); and

(ii)                                  enter into a Blocked Account Agreement with each Blocked Account Bank (collectively, the “Blocked Accounts”); and

(iii)                               at the request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each depository institution listed on Schedule 5.26(a).

Notwithstanding anything herein to the contrary, the provisions of this Section 6.11(a) shall not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Business Acquisition permitted under this Agreement prior to the date that is forty-five (45) days (or such later date as may be consented to by the Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such Permitted Business Acquisition.

(b)                                 From and after the Closing Date (or such later date as may be permitted pursuant to the Post-Closing Letter), the Loan Parties shall ACH or wire transfer no less frequently than once per Business Day (and whether or not there are then any outstanding Obligations) to a Blocked Account all of the following:

(i)                                     all amounts on deposit in each DDA except for the Term Loan Priority Account (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii)                                  all payments due from Credit Card Processors and Credit Card Issuers and proceeds of all credit card charges;

(iii)                               all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iv)                              all proceeds of Accounts; and

(v)                                 all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event (other than identifiable proceeds of Term Priority Collateral, which may be paid to the Term Loan B Agent for application of the Term Loan B Obligations).

(c)                                  Each Blocked Account Agreement shall require upon notice from the Agent which notice shall be delivered only after the occurrence and during the continuance of a Cash Dominion Event the ACH or wire transfer no less frequently than once per Business Day (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Agent at Wells Fargo (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources (the “Receipts and Collections”), including, without limitation, the following:

(i)                                     the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii)                                  all amounts required to be deposited into the Blocked Accounts pursuant to clause (b) above; and

(iii)                               any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event;

provided, however, that (i) the Agent may, in its sole discretion, permit the Loan Parties to have one or more “intermediate” Blocked Account Agreements, whereby such agreements would provide, upon notice from the Agent, the ACH or wire transfer no less frequently than once per Business Day (and whether or not there are then any outstanding Obligations) all Receipts and Collections to another Blocked Account, as opposed to the Concentration Account, and (ii) the Loan Parties may maintain the Term Loan Priority Account, so long as the Loan Parties only deposit any funds into such account that constitute identifiable proceeds of Term Priority Collateral and no other funds or amounts can be deposited therein.

(d)                                 The Concentration Account shall at all times be under the sole dominion and control of the Agent.  The Agent shall cause all funds on deposit in the Concentration Account to be applied to the Obligations, which amounts shall be applied to the Obligations in the order proscribed in either Section 2.05(e) or Section 8.04 of this Agreement, as applicable.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations.  In the event that, notwithstanding the provisions of this Section 6.11, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(e)                                  Upon the request of the Agent, after the occurrence and during the continuance of a Cash Dominion Event or an Event of Default, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f)                                   If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.11(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.26(a).

6.12                        Fiscal Year; Accounting.

(a)                                 [Reserved].

(b)                                 At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and the Term Loan Agent, and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent, the Term Loan Agent, or their representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent or the Term Loan Agent; provided that a representative of the Lead Borrower shall have received a reasonable opportunity to participate in any such discussions with such Registered Public Accounting Firm.

6.13                        Lender Calls.  Following receipt by the Lead Borrower of a request by the Agent or the Term Loan Agent, use commercially reasonable efforts to hold an update call (which call shall take place on or prior to the date that is ten Business Days following the receipt of such notice) with a Financial Officer of the Lead Borrower and such other members of senior management of the Lead Borrower as the Borrower deems appropriate (with such other details to be reasonably agreed between the Lead Borrower, the Agent and the Term Loan Agent) and the Lenders and their respective representatives and advisors to discuss the state of the Lead Borrower’s business, including, but not limited to, recent performance, cash and liquidity management, operational activities, current business and market conditions and material performance changes; provided that in no event shall more than one such call be requested in any Fiscal Year.

6.14                        Deposit Accounts; Credit Card Processors.  Prior to any Loan Party opening a new DDA, such Loan Party shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.11 hereof) and any Blocked Account Agreements consistent with the provisions of Section 6.11, as applicable.  The Loan Parties shall only maintain bank accounts and enter into any agreements with any Credit Card Issuers or Credit Card Processors to the extent expressly contemplated herein or in Section 6.11.

6.15                        Post-Closing Matters.                       The Loan Parties shall satisfy the requirements set forth in the Post-Closing Letter.

ARTICLE VII
NEGATIVE COVENANTS

Each of the Loan Parties covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of Cash Management Services and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full, in cash, and Letters of Credit have expired or been terminated or cash collateralized on terms satisfactory to the L/C Issuer, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will it permit any of its Subsidiaries to:

7.01                        Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”):

(a)                                 [Reserved];

(b)                                 Indebtedness created hereunder or under the other Loan Documents;

(c)                                  Indebtedness pursuant to Swap Contracts, which Swap Contracts are with a Lender or Affiliate thereof, provided that such agreements are entered into in the ordinary course of business for the purpose of mitigating risks associated with fluctuations in interest rates and not for purposes of speculation or taking a “market view” and which agreements are approved by the Agent in its reasonable discretion;

(d)                                 Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to a Loan Party pursuant to reimbursement or indemnification obligations to such person, in each case, in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations shall be reimbursed not later than thirty (30) days following such incurrence;

(e)                                  (i) intercompany Indebtedness between or among a Loan Party and any other Loan Party, (ii) intercompany Indebtedness between a Loan Party and any Subsidiary of the Borrower that is not a Loan Party, provided that the amount of Indebtedness any such Subsidiaries may incur shall not exceed the greater of $5,000,000 and 3.00% of Consolidated Tangible Assets as of the end of the Fiscal Quarter immediately prior to the date such Indebtedness is incurred for which Required Financial Statements have been delivered pursuant to Section 6.04 at any time outstanding and, in the case of Indebtedness of any Loan Party or any Subsidiary of a Loan Party that a Loan Party owes to any Subsidiary of a Loan Party that is not a Loan Party, must be subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to Agent;

(f)                                   Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)                                  (i) to the extent constituting Indebtedness Obligations under Cash Management Services and other Indebtedness in respect of Cash Management Services in the ordinary course of business, and (ii) other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days after notification is received by the Lead Borrower of its incurrence, and, the Borrowers’ Availability minus the amount of any such Indebtedness is equal to or greater than ten percent (10%) of the Loan Cap.

(h)                                 Indebtedness comprised of: (i) Capital Lease Obligations and purchase money indebtedness, in each case assumed in connection with Permitted Business Acquisitions but only if not incurred in anticipation of such Permitted Business Acquisition and to the extent otherwise permitted under Section 7.01(i); (ii) industrial revenue bonds or other tax advantaged financings issued through a Governmental Authority assumed in any Permitted Business Acquisition; (iii) earnout obligations incurred under any Permitted Business Acquisition, and (iv) unsecured Indebtedness in favor of sellers under Permitted Business Acquisitions, provided such Indebtedness is subject to a subordination agreement in form and substance reasonably satisfactory to Agent.

(i)                                     Capital Lease Obligations, and purchase money Indebtedness in an aggregate principal amount not to exceed the greater of $5,000,000 and 3.00% of the Consolidated Tangible Assets at any time outstanding;

(j)                                    Reserved;

(k)                                 other Indebtedness of the type not specifically addressed in the other subsections of this Section 7.01; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (k) shall not to exceed the greater of $10,000,000 and 6.00% of the Consolidated Tangible Assets at any time outstanding; provided, further, that up to the greater of $5,000,000 and 3.00% of the Consolidated Tangible Assets permitted under this subsection (k) may be used for application to the other subsections of this Section 7.01, other than to subsections (g), (l) and (q), which may not be increased;

(l)                                     Indebtedness consisting of Term Loan B Obligations and any Permitted Refinancing thereof in an aggregate principal amount not in excess of $92,000,000, equal to the result of $92,000,000 minus (x) all principal repayments and commitment reductions made of Term Loan B Obligations and any Permitted Refinancing thereof, plus (y) the amount of Indebtedness incurred in compliance with, and to the extent permitted under, Section 7.01(q) to be pari passu with the Term Loan B Obligations;

(m)                             Guarantees (i) of the Indebtedness of the Lead Borrower described in clause (l) of this Section 7.01 so long as any Liens securing the Guarantee of the Term Loan B Obligations or any Permitted Refinancing thereof, in respect thereof are subject to the Term Loan B Intercreditor Agreement; (ii) of any Indebtedness permitted to be incurred under Section 7.01 of this Agreement; (iii) Indebtedness given by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided that Guarantees by Borrower Holdco or any other Loan Party under this clause (m) of any Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n)                                 Indebtedness arising from agreements of a Loan Party providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the Disposition of any business, assets or Subsidiaries not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing any such Permitted Business Acquisition;

(o)                                 Reserved;

(p)                                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(q)                                 other Indebtedness of the type not specifically addressed in the other sections of this Section 7.01 that matures no earlier than 91 days after the Maturity Date, so long as (A) after giving effect to the incurrence or assumption of such Indebtedness on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50:1.00, (B) the holders of such Indebtedness have joined the Term Loan B Intercreditor Agreement and accepted all of the terms and conditions thereof as if they were a Term Loan B Lender or Indebtedness junior to all of the Obligations and the Term Loan B Obligations provided the holder of such Indebtedness has executed a subordination and intercreditor agreement acceptable to Agent in its sole discretion, and (C) no Default or Event of Default has occurred and is continuing at the time such Indebtedness is incurred or assumed;

(r)                                    Indebtedness of Foreign Subsidiaries not to exceed, in the aggregate, the greater of $7,500,000 and 4.50% of the Consolidated Tangible Assets and Guarantees thereof to the extent such Guaranty, if honored, would constitute a Permitted Investment;

(s)                                   unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Contracts;

(t)                                    Reserved;

(u)                                 Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not to exceed the greater of $5,000,000 and 3.00% of the Consolidated Tangible Assets;

(v)                                 unsecured Indebtedness issued to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent permitted by Section 7.06; and

(w)                               Reserved;

(x)                                 Reserved;

(y)                                 all premium (if any, including tender premiums), defeasance costs, interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) of this Section 7.01.

7.02                        Liens.  Create, incur, assume or permit to exist any Lien on any of its property or assets (including Equity Interests or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Encumbrances”):

(a)                                 Liens existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, in each case, set forth on Schedule 7.02; provided that such Liens shall secure only those obligations that they secure on the Closing Date and shall not subsequently apply to any other property or assets of a Loan Party other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)                                 Liens created under the Loan Documents;

(c)                                  Reserved;

(d)                                 (i) Liens for Taxes that have priority over the Obligations up to $250,000 in the aggregate at any time outstanding, (ii) Liens for Taxes that do not have priority over the Obligations, (iii) assessments or other governmental charges or levies for amounts not yet due (or, solely with respect to real estate and personal property taxes, not yet delinquent), and (iv) Liens that are being contested in compliance with Section 6.03;

(e)                                  Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the affected Loan Party shall have set aside on its books reserves in accordance with GAAP;

(f)                                   (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower Holdco or any of its Subsidiaries;

(g)                                  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by Borrower Holdco or any of its Subsidiaries in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)                                 survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way covenants, conditions, restrictions and declarations on or with respect to the use of Real Estate, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Borrower Holdco or any of its Subsidiaries;

(i)                                     Liens securing Indebtedness permitted by Section 7.01(i) (limited to the assets subject to such Indebtedness);

(j)                                    Reserved;

(k)                                 Liens securing judgments that do not constitute an Event of Default under Section 8.01(j);

(l)                                     Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date pursuant to Section 6.10 and any replacement, extension or renewal of any such Lien (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement); provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal;

(m)                             any interest or title of a lessor or sublessor under any leases or subleases entered into by Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(n)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Borrower Holdco or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower Holdco or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Borrower Holdco or any of its Subsidiaries in the ordinary course of business;

(o)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)                                 leases or subleases, non exclusive licenses or non exclusive sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Borrower Holdco and any of its Subsidiaries, taken as a whole;

(q)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods being contested as provided in Section 6.06 provided any assets affected by such a Lien will not be included in the Borrowing Base;

(r)                                    Liens solely on any cash earnest money deposits made by Borrower Holdco or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)                                   Liens with respect to property or assets of any Subsidiary of a Borrower that is not a Loan Party securing Indebtedness of any Subsidiary of a Borrower that is not a Loan Party permitted under Section 7.01;

(t)                                    Liens securing Indebtedness of the Borrowers or their Subsidiaries, which Liens rank pari passu with the Liens securing the Term Loan B Obligations, so long as (A) after giving effect to the incurrence or assumption of such Indebtedness on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50:1.00, (B) the holders of such Indebtedness have joined the Term Loan B Intercreditor and accepted all of the terms and conditions thereof as if they were a Term Loan B Lender or Indebtedness junior to all of the Obligations and the Term Loan B Obligations provided the holder of such Indebtedness has executed a subordination and intercreditor agreement acceptable to Agent in its sole discretion, and (C) no Default or Event of Default has occurred and is continuing at the time such Lien is granted;

(u)                                 Reserved;

(v)                                 Liens on consigned goods in favor of consignors with respect to consignment agreements entered into in the ordinary course of business not to exceed forty percent (40%) of the Eligible On-Hand Inventory attributable to any major class or category of inventory, as reflected in the most recent appraisal obtained by the Agent under Section 6.07;

(w)                               Liens arising from precautionary Uniform Commercial Code financing statements;

(x)                                 Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(y)                                 Reserved;

(z)                                  Liens securing insurance premium financing arrangements so long as such Liens are limited to the applicable unearned insurance premiums;

(aa)                          Reserved;

(bb)                          Liens securing obligations permitted under Section 7.01(l) to the extent such Liens are subject to the Term Loan B Intercreditor Agreement; and

(cc)                            other Liens of the type not specifically addressed in the other subsections of this Section 7.02 securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $10,000,000 and 6.00% of the Consolidated Tangible Assets, provided any asset encumbered by such Lien will not be included in the Borrowing Base; provided, further, that up to the greater of $5,000,000 and 3.00% of the Consolidated Tangible Assets permitted under this subsection (cc) may be used for application to the other subsections of this Section 7.02, other than subsections (d), (t) or (v) which may not be increased.

7.03                        Reserved.

7.04                        Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except the following (collectively, “Permitted Investments”):

(a)                                 reserved;

(b)                                 (i) Investments in the Equity Interests of Borrower Holdco, the Borrower or any other Loan Party, (ii) intercompany loans to the Lead Borrower or any other Loan Party and (iii) Guarantees of Indebtedness expressly permitted hereunder;

(c)                                  Cash and Permitted Cash Equivalent Investments and Investments that were Permitted Investments when  made;

(d)                                 Investments arising out of the receipt of non-cash consideration for the sale of assets permitted under Section 7.05;

(e)                                  loans and advances to officers, directors or employees, of Borrower Holdco or any of its Subsidiaries (i) not to exceed $2,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business or (iii) in connection with the purchase of Equity Interests of Parent or any direct or indirect holding company of Parent, as applicable, to the extent that such loans are non cash and the amount of such loans and advances shall be contributed to Borrower Holdco or any of its Subsidiaries in cash as common equity;

(f)                                   any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)                                  Swap Contracts;

(h)                                 Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 7.04;

(i)                                     Investments resulting from pledges and deposits under Sections 7.02(a), (f), (g), (k), (q), (r), (t) and (bb);

(j)                                    other Investments of the type not specifically addressed in the other subsections of this Section 7.04 in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of $15,000,000 and 9.00% of the Consolidated Tangible Assets in the aggregate; provided that if any Investment pursuant to this clause (j) is made in any Person that is not a Subsidiary at the date of the making of such Investment and such Person thereafter becomes a Subsidiary pursuant to another Investment, the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 7.04, then any Investment in such Person outstanding under this clause (j) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary; provided, that up to the greater of $7,500,000 and 4.50% of the Consolidated Tangible Assets permitted under this subsection (j) may be used for application to the other subsections of this Section 7.04, other than subsection (i), which may not be increased;

(k)                                 Investments constituting Permitted Business Acquisitions;

(l)                                     (i) intercompany loans among Foreign Subsidiaries, and (ii) Guarantees by Foreign Subsidiaries permitted by Section 7.01(r);

(m)                             Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business and Investments acquired as a result of a foreclosure by Borrower Holdco or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)                                 Investments of a Domestic Subsidiary of Borrower Holdco acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with, Borrower Holdco or the Borrower or merged into or consolidated or amalgamated with any Domestic Subsidiary of Borrower Holdco after the Closing Date, in each case, (i) to the extent permitted under this Section 7.04, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 7.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o)                                 Investments made to one or more officers or other employees of Borrower Holdco or any Subsidiary of Borrower Holdco in connection with such officer’s or employee’s acquisition of Equity Interests of Parent, so long as no cash is actually advanced by the Borrowers or their Subsidiaries to such officers or employees in connection with the acquisition of any such Equity Interests.

(p)                                 Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by a Loan Party in the ordinary course of business;

(q)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business consistent with past practices;

(r)                                    additional Investments to the extent that payment for such Investments is made with Equity Interests of Parent, so long as (i) no Event of Default then exists, nor would any Default or Event of Default arise as a result of such Investment, and (ii) such Investment (1) would not otherwise be prohibited under clause (c) of this Section, and (2) to the extent an Acquisition, would otherwise comply with the requirements in clauses (b) and (c) of the definition of Permitted Business Acquisition;

(s)                                   Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 7.06;

(t)                                    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u)                                 Reserved;

(v)                                 Guarantees permitted under Section 7.01 (except to the extent such Guarantee is expressly subject to Section 7.04);

(w)                               advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Borrower Holdco or any of its Subsidiaries;

(x)                                 Reserved;

(y)                                 Investments consisting of non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other persons;

(z)                                  purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business for the purpose of speculating therewith, to the extent such purchases and acquisitions constitute Investments;

(aa)                          Reserved;

(bb)                          Investments in joint ventures, in the aggregate at any time outstanding not to exceed the greater of $5,000,000 and 3.00% of the Consolidated Tangible Assets;

(cc)                            Investments by a Loan Party in Foreign Subsidiaries or Unrestricted Subsidiaries (including, without limitation, capital contributions made to any Foreign Subsidiary or Unrestricted Subsidiaries, loans, made to any Foreign Subsidiary, and Guarantee Obligations with respect to any obligations of any such Foreign Subsidiary or Unrestricted Subsidiaries) made after the Closing Date in an aggregate amount not to exceed $7,500,000 at any time outstanding for all such Investments; and

(dd)                          additional Investments; provided that both immediately before such Investment is made and immediately after giving effect thereto, the Payment Conditions shall be satisfied.

7.05                        Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, or consolidate or amalgamate with, any other person, or permit any other person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any other person, except that this Section 7.05 shall not prohibit the following (collectively, “Permitted Dispositions”):

(a)                                 (i) the purchase and sale of inventory in the ordinary course of business, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business or (iv) the Disposition of Permitted Investments;

(b)                                 if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into (or with) Borrower Holdco or the Lead Borrower in a transaction in which Borrower Holdco or the Lead Borrower, as applicable, is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary of Borrower Holdco that is a Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary of Borrower Holdco that is a Loan Party and, in the case of each of clauses (i) and (ii), no person other than Borrower Holdco, the Lead Borrower or another Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Immaterial Subsidiary or an Unrestricted Subsidiary if the Lead Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Lead Borrower and is not materially disadvantageous to the Lenders or (v) the merger, consolidation or amalgamation of any

Subsidiary of Borrower Holdco (other than the Lead Borrower) with or into any other person in order to effect an Investment permitted under Section 7.04 so long as the continuing or surviving person shall be a Subsidiary of Borrower Holdco that is a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which, together with each of its Subsidiaries, shall have complied with the requirements of Section 6.01;

(c)                                  sales, transfers, leases or other Dispositions to Borrower Holdco or any of its Subsidiaries (upon voluntary liquidation or otherwise);

(d)                                 reserved;

(e)                                  Investments permitted by Section 7.04, Permitted Encumbrances and Restricted Payments permitted by Section 7.06;

(f)                                   the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)                                  sales, transfers or other Dispositions of assets in the ordinary course of business of the type not specifically addressed by one of the other subsections of this Section 7.05 (or required to be included in this clause (g) pursuant to Section 7.05(c)) (other than bulk sales or other Dispositions of the Inventory of the Loan Parties not in the ordinary course of business in connection with store closures); provided that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) in any Fiscal Year, together with the aggregate gross proceeds of any and all assets sold, transferred or disposed of, to Subsidiaries that are not Loan Parties in reliance on clause (c) of this Section 7.05, shall not exceed the greater of $7,500,000 and 4.50% of the Consolidated Tangible Assets, and no Event of Default shall have occurred and be continuing or would result therefrom;

(h)                                 Permitted Business Acquisitions;

(i)                                     leases, non exclusive licenses, or non exclusive subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)                                    reserved;

(k)                                 reserved;

(l)                                     sales, transfers or other Dispositions of assets to Foreign Subsidiaries and Unrestricted Subsidiaries not to exceed $12,500,000 in the aggregate for all such sales, transfers or other Dispositions during the term hereof; and

(m)                             bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; provided, that such Store closures and related Inventory Dispositions shall not exceed (i) in any Fiscal Year of the Parent and its Subsidiaries, 5% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Closing Date, 10% of the number of the Loan Parties’ Stores in existence as of the Closing Date (net of new Store openings); provided, further that all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional  liquidators reasonably acceptable to the Agent.

7.06                        Restricted Payments.  Declare, pay, or otherwise make any Restricted Payments, directly or indirectly, except the following:

(a)                                 Restricted Payments to Borrower Holdco, the Lead Borrower or any other Subsidiary of Borrower Holdco (or, in the case of non-wholly owned Subsidiaries, to Borrower Holdco and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Borrower Holdco, the Lead Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not Borrower Holdco or a Subsidiary of Borrower Holdco is permitted under Section 7.04);

(b)                                 Restricted Payments to permit Parent, directly or indirectly, to (i) pay operating, overhead, legal, accounting and other professional fees and expenses (including directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses), (ii) pay fees and expenses related to any public offering or private placement of debt or equity securities of Parent whether or not consummated or any Investment permitted hereunder, (iii) pay franchise taxes and other fees, taxes and expenses in connection with Parent’s ownership of any Subsidiary or the maintenance of its legal existence, or (iv) make payments permitted by Section 7.07 (other than Section 7.07(g)), or (v) pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, full time employees of Parent, in order to permit such Parent to make such payments up to $500,000 during the term of this Agreement;

(c)                                  Restricted Payments to Parent if it files a consolidated U.S. federal or combined or unitary state tax return that includes Borrower Holdco and its Subsidiaries (or the taxable income thereof), in each case, in an amount not to exceed the amount that Borrower Holdco and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such Fiscal Year if Borrower Holdco and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) provided such amounts are actually used to pay such taxes promptly after such Restricted Payment is made;

(d)                                 Restricted Payments to Parent, the proceeds of which are used, directly or indirectly, to purchase or redeem, the Equity Interests of Parent (including related stock appreciation rights or similar securities) held by then present or former directors, officers or employees of Parent or any of its Domestic Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (d) shall not exceed (i) $2,500,000 in any Fiscal Year (with any unused amounts in any Fiscal Year being carried over to the immediately succeeding Fiscal Year) plus (ii) the amount of Net Proceeds contributed to Borrower Holdco or the Borrower that were received by any Parent during such Fiscal Year from sales of Equity Interests of Parent to directors, officers or employees of Parent or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements; plus (iii) the amount of net proceeds of any key man life insurance policies received in cash by the Lead Borrower during such Fiscal Year, provided, further, that cancellation of Indebtedness owing to Borrower Holdco, the Lead Borrower or any of its Subsidiaries from members of management of Parent or any of its Domestic Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06;

(e)                                  non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)                                   [Reserved];

(g)                                  a Restricted Payment in the form of a $25,000,000 dividend to be made on the Closing Date and repayment of the Subordinated Notes on the Closing Date, each solely with proceeds of the Term Loan B Facility.

(h)                                 Restricted Payments to allow Parent to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(i)                                     after a Public Offering, Restricted Payments to the Parent in an amount equal to 6.0% per annum of the Net Proceeds received from any public offering of the Equity Interests of Parent or the Parent that are contributed to Borrower Holdco or the Borrower;

(j)                                    Reserved;

(k)                                 so long as no Event of Default has occurred and is continuing, Restricted Payments not to exceed $750,000 in the aggregate for all such payments in in any Fiscal Year to pay (i) monitoring, consulting, management, transaction, advisory, termination or similar fees payable to any Permitted Holder or any of their respective Affiliates (it being understood that any amounts that are not paid due to the existence of an Event of Default shall accrue and may be paid when the applicable Event of Default ceases to exist or is otherwise waived but only to the extent no Event of Default would occur on a pro forma basis after giving effect to such payment; provided that such accrued amounts shall be subordinated in respect of the Obligations on terms reasonably satisfactory to the Agent and (ii) indemnities, reimbursements and reasonable and documented out of pocket fees and expenses of Permitted Holders or any of their respective Affiliates in connection therewith; and

(l)                                     additional Restricted Payments; provided that both immediately before such Restricted Payment is made and immediately after giving effect thereto, the Payment Conditions are satisfied.

7.07                        Transactions with Affiliates.  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to Borrower Holdco, the Borrower or their respective Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate, except that this Section 7.07 shall not prohibit:

(a)                                 any issuance of securities, or other payments, awards or grants which do not require or provide a cash payment therewith, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the board of directors of the Parent;

(b)                                 loans or advances to employees of the Lead Borrower or any of its Domestic Subsidiaries in accordance with Section 7.04(e);

(c)                                  transactions between or among the Lead Borrower and any other Loan Party or any entity that becomes a Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(d)                                 the payment of fees, reasonable out-of-pocket costs and indemnities to directors or officers of Parent or any of its Domestic Subsidiaries in the ordinary course of business (limited, in the case of Parent, to the portion of such fees and expenses that are allocable to Borrower Holdco and its Subsidiaries (which shall be 100% for so long as Parent owns no assets other than the Equity Interests in the Subsidiaries and assets incidental to the ownership of Borrower Holdco and its Subsidiaries));

(e)                                  reserved;

(f)                                   reserved;

(g)                                  Restricted Payments permitted under Section 7.06, including payments to Parent;

(h)                                 any purchase by a Loan Party of the Equity Interests of any wholly-owned Domestic Subsidiary; provided that any Equity Interests of any wholly owned Subsidiary purchased by a Loan Party shall be pledged to the Agent and the Term Loan Agent on behalf of the Lenders pursuant to the Security Documents;

(i)                                     reserved;

(j)                                    reserved;

(k)                                 transactions with wholly owned Domestic Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(l)                                     transactions with wholly owned Foreign Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business on market, arms-length terms;

(m)                             reserved;

(n)                                 reserved;

(o)                                 the issuance, sale or transfer of Equity Interests of Borrower Holdco or the Lead Borrower to Parent and capital contributions by Parent to Borrower Holdco or the Borrower;

(p)                                 reserved;

(q)                                 payments by Parent or any of its Domestic Subsidiaries pursuant to tax sharing agreements among Parent and any of its Domestic Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(r)                                    payments or loans (or cancellation of loans) to employees or transactions with employees, officers, or directors otherwise permitted under this Agreement but prohibited solely due to this Section 7.07 that are (i) approved by a majority of the Disinterested Directors of Parent, Borrower Holdco or the Lead Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement; and

(s)                                   reserved;

(t)                                    reserved;

(u)                                 transactions permitted by, and complying with, the provisions of Section 7.04(b) and Section 7.05(b).

7.08                        Business of Borrower Holdco and its Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any Loan Party on the Closing Date and any similar, corollary, related, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

7.09                        Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(a)                                 Amend or modify in any manner materially adverse to the Lenders or the Agent, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the Organization Documents of Parent, Borrower Holdco or any of their Subsidiaries.

(b)                                 Make, or agree or offer in writing to pay or make, directly or indirectly, any payment or other distribution in cash in respect of: (1) any Indebtedness (“Junior Indebtedness”) permitted to be incurred hereunder that is subordinated in right of payment of the Obligations or secured by Liens that are in all respects subordinated to the Liens securing the Obligations pursuant to a subordination agreement between the holders of such Indebtedness and Agent, which subordination agreement must be in form and substance acceptable to the Agent in its sole discretion, or (2) any Term Loan B Obligations or any Permitted Refinancing in respect thereof; except for (i) payments of regularly scheduled principal and interest, mandatory offers to repay, mandatory prepayments of principal, premium and interest and payments of fees, expenses and indemnification obligations with respect to such Term Loan B Obligations or any Permitted Refinancing or Junior Indebtedness in respect thereof or the Junior Indebtedness to the extent permitted under any subordination agreement between the holders of Junior Indebtedness and Agent which subordination agreement must be in form and substance acceptable to the Agent, in its sole discretion, (ii) so long as no Default or Event of Default has occurred and is continuing, payments or distributions in respect of all or any portion of Term Loan B Obligations or any Permitted Refinancing in respect thereof with the proceeds contributed directly or indirectly to Borrower Holdco or the Lead Borrower by Parent from the issuance, sale or exchange by Parent of Equity Interests made within six (6) months prior thereto, (iii) the conversion of any Term Loan B Obligations to Equity Interests of Parent, (iv) so long as no Event of Default has occurred and is continuing, the payment that is required under the Code to prevent any Term Loan B Obligations or any Permitted Refinancing in respect thereof from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code, and (v) additional payments and distributions so long as both immediately before such payment or distribution is made and immediately after giving effect thereto, the Payment Conditions are satisfied; or

(c)                                  Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to Borrower Holdco or any of its Subsidiaries that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Borrower Holdco or such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)                                     restrictions imposed by applicable law;

(ii)                                  contractual encumbrances or restrictions under (i) the Term Loan B Facility, (ii) the Term Loan B Documents, (iii) any Indebtedness permitted under Section 7.01(b) or Section 7.01(q) or Indebtedness secured by a Lien permitted under Section 7.02(bb);

(iii)                               any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or Disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or Disposition;

(iv)                              customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(v)                                 any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)                              any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 7.01(h), (i), (k), (m) or (q), to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained herein;

(vii)                           customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(viii)                        customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(ix)                              customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x)                                 customary restrictions and conditions contained in any agreement relating to the sale, transfer or other Disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer or other Disposition;

(xi)                              customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Encumbrance and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09;

(xii)                           customary net worth provisions contained in Real Estate leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Subsidiaries to meet their ongoing obligations;

(xiii)                        any agreement in effect at the time any person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(xiv)                       restrictions in agreements representing Indebtedness permitted under Section 7.01 of a Subsidiary of Borrower Holdco that is not a Loan Party;

(xv)                          customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xvi)                       restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(xvii)                    any encumbrances or restrictions of the type referred to in Sections 7.09(c)(i) and 7.09(c)(ii) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to or such Lien, dividend and other payment restrictions than those contained in the Lien, dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.10                        Financial Performance Covenant.  Upon the occurrence and during the continuance of a Covenant Compliance Event, the Borrower shall maintain as of the last day of each Fiscal Month, a Consolidated Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for the most recent period of twelve consecutive Fiscal Months at the time of occurrence of such Covenant Compliance Event, and each subsequent twelve consecutive month period ending during the continuance of such Covenant Compliance Event.

7.11                        Fiscal Year.  Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

ARTICLE VIIA
BORROWER HOLDCO COVENANT

Borrower Holdco covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until all Obligations (other than Obligations in respect of Cash Management Services and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) have been paid in full and all Letters of Credit and Commitments have expired or been terminated or cash collateralized on terms satisfactory to the L/C Issuer, unless the Required Lenders shall otherwise consent in writing, (a) Borrower Holdco will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Sections 7.02(d), (e) or (k)) on any of the Equity Interests issued by Borrower Holdco other than the Liens created under the Loan Documents, the Term Loan B Documents and any Permitted Refinancing thereof, (b) Borrower Holdco shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Event of Default exists or would result therefrom, Borrower Holdco may merge with any other person, (c) Borrower Holdco will otherwise maintain its passive holding company status; provided that notwithstanding the foregoing, Borrower Holdco shall be permitted to be a borrower or issuer of any Indebtedness permitted under this Agreement, a Loan Party of any Indebtedness permitted under this Agreement, grant liens in connection with the foregoing except as prevented by clause (a) above, and take all other actions permitted or required under the Loan Documents, the Term Loan B Facility (or documents evidencing any Permitted Refinancing thereof), the making of Restricted Payments to the extent such Restricted Payments are permitted to be made to it under Section 7.06, and other activities incidental to compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to employees; provided, further, that notwithstanding the foregoing or any other restriction in this Agreement, Borrower Holdco may liquidate, wind up or dissolve itself, in connection with a restructuring whereby a newly formed wholly owned Domestic Subsidiary of Parent will directly own 100% of the Equity Interests of the Lead Borrower.

ARTICLE VIII
EVENTS OF DEFAULT

8.01                        Events of Default.  In case of the happening of any of the following (each an “Event of Default”):

(a)                                 any representation or warranty made or deemed made by the Borrowers or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or the L/C Obligations or in the payment of any fee or any other amount (other than an amount referred to in clause (b) of this Section 8.01) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d)                                 default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement contained in (i) Section 6.01(a), 6.02, 6.04, 6.05, 6.07, 6.08, 6.11, 6.15 or in Article VII or Article VIIA;

(e)                                  default shall be made in the due observance or performance by the Lead Borrower or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) of this Section 8.01) (in each case solely to the extent applicable to such Person) and such default shall continue unremedied for a period of thirty (30) days to duly observe or perform any such covenant, condition or agreement) after the Lead Borrower’s receipt of notice thereof from the Agent or the Term Loan Agent; provided, however, for the purposes of determining whether an Event of Default has occurred hereunder to the extent such Event of Default arises as a result of any payment defaults under any Cash Management Services or Bank Products, such defaults shall not constitute an Event of Default hereunder unless such payment defaults are for amounts in excess of $100,000 in the aggregate;

(f)                                   (i) any event or condition shall occur that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Lead Borrower or any of its Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; and further provided that any waiver of defaults or events of default under the Term Loan B Facility by the lenders thereunder shall constitute a waiver of the Event of Default under this Agreement with respect to the Event of Default arising hereunder solely as a result of the cross default under this Section 8.01(f).;

(g)                                  a Change in Control shall have occurred;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, any Loan Party or any of their Subsidiaries, or of a substantial part of the property or assets of Parent, any Loan Party or any of their Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Loan Party or any of their Subsidiaries or for a substantial part of the property or assets of Parent, the Borrower, any Loan Party or any other Subsidiary or (iii) the winding up or liquidation of Parent, any Loan Party or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 7.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Parent, any Loan Party or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) of this Section 8.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Loan Party or any of their Subsidiaries or for a substantial part of the property or assets of Parent, any Loan Party or any of their Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                    any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance (other than the applicable customary deductibles or copayments) as to which the surety or insurer, as the case may be, has the financial ability to perform and has not contested payment in writing) in excess of $2,500,000 shall be entered or filed against the Borrowers or any other Loan Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of ninety (90) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder;

(k)                                 (i) a trustee shall be appointed by a United States district court to administer any Pension Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Pension Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Pension Plan or Multiemployer Plan, (iv) Parent, any Loan Party or any other Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), is being terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 305 of ERISA) or (v) Parent, any Loan Party or any other Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan (other than any “prohibited transaction” for which a statutory or administrative exemption is available) and, in each case, with respect to clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l)                                     (i) any material provision of any Loan Document shall cease to be, or be asserted in writing by any Loan Party or any of their Subsidiaries not to be, for any reason, to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are of the type which may be included in the Borrowing Base (regardless of eligibility) or otherwise are not immaterial to any Loan Party and their Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Lead Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, or from the failure of the Agent or the Term Loan Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 5.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Agent or the Term Loan Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Parent or any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m)                             Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business;

(n)                                 (i) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions;

(o)                                 there shall occur (i) any uninsured damage to, theft or destruction of, any Collateral or other assets or properties of the Loan Parties having an aggregate fair market value in excess of $7,500,000 unless, at such time, Availability minus the aggregate fair market value of the Collateral subject to such damage, theft or destruction is greater than fifteen percent (15%) of the Loan Cap, or (ii) damage, theft or destruction of any Collateral or other assets or properties of the Loan Parties that has had or could reasonably be expected to have a Material Adverse Effect; or

(p)                                 the termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document;

then, (i) in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Section 8.01), and at any time thereafter during the continuance of such event, the Agent or the Term Loan Agent, at the request of the Required Lenders, shall, by notice to the Lead Borrower, take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.03(g) and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity and (ii) in any event with respect to the Borrower described in clause (h) or (i) of this Section 8.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Agent and the Term Loan Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.03(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Solely for the purposes of determining whether an Event of Default has occurred under Section 8.01(h) or (i), any reference in any such Section to any Subsidiary shall be deemed not to include any Immaterial Subsidiary, and, for purposes of determining whether an Event of Default has occurred under Section 8.01(k), an Unrestricted Subsidiary will be deemed to be a Subsidiary.

8.02                        Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Loan Parties fail (or, but for the operation of this Section 8.02, would fail) to comply with the Financial Performance Covenant, until the expiration of the 10th day subsequent to the date the Required Financial Statements are required to be delivered, Borrower Holdco shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Borrower Holdco, and, in each case, to contribute any such cash to the capital of the Lead Borrower (collectively, the “Cure Right”) and, upon the receipt by the Lead Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Borrower Holdco of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable Fiscal Month and any 12 Fiscal Month period that contains such Fiscal Month, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.  The resulting increase to Consolidated EBITDA from the application of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Financial Performance Covenant.  In each 12 Fiscal Month period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of this Agreement and, for purposes of this Section 8.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant  If, after giving effect to the adjustments in this Section 8.02, the Lead Borrower shall then be in compliance with the requirement of the Financial Performance Covenant, the Lead Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Performance Covenant but for no other purposes under this Agreement.  The Lead Borrower shall be required to apply the Cure Amount to prepay outstanding Committed Revolving Loans.

8.03                        Remedies Upon Events of Default.

(a)                                 If any Event of Default occurs and is continuing:

(i)                                     the Agent may, or, at the request of the Required Revolving Lenders shall, (A) declare the Revolving Commitments of each Revolving Lender to make Committed Revolving Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Revolving Commitments and obligation shall be terminated, and (B) declare the unpaid principal amount of all outstanding Committed Revolving Loans, and all interest accrued and unpaid thereon, and any other Obligations related to the foregoing, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(ii)                                  the Term Loan Agent may, or, at the request of the Required Term Lenders shall, declare the unpaid principal amount of the Term Loan, and all interest accrued and unpaid thereon, and any other Obligations related to the foregoing, to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(iii)                               the Agent may, or, at the request of the Required Lenders shall:

(A)                               require that the Loan Parties Cash Collateralize the L/C Obligations; and

(B)                               whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(h) or (i), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

(b)                                 Notwithstanding anything to the contrary contained in Section 8.03(a)(iii)(B), the Agent shall demand payment of the Obligations and shall take any or all of the actions set forth in Section 8.03(a)(iii)(B) and commence and pursue such other Enforcement Actions as the Agent is directed by the Required Term Lenders (x) with respect to Events of Default described in Sections 8.01(b) with respect to the Term Loan and Section 8.01(h), within five (5) days after the date of the receipt by the Agent of written notice executed and delivered by the Required Term Lenders or by the Term Loan Agent on behalf of Required Term Lenders requesting that Agent commence Enforcement Actions and (y) otherwise, within sixty (60) days after the date of the receipt by the Agent of written notice executed and delivered by the Required Term Lenders or by the Term Loan Agent on behalf of Required Term Lenders requesting that Agent commence Enforcement Actions (in either case, the “Term Loan Action Notice”); provided, that in each case (1) the Agent shall not have commenced such Enforcement Action or the Required Lenders shall not have instructed the Agent to commence an Enforcement Action in accordance with Section 8.03(a)(iii)(B) prior to the expiration of such five (5) or sixty (60) day period, as applicable, (2) such Event of Default has not been waived by the Applicable Lenders prior to the Agent’s receipt of the Term Loan Action Notice, (3) such Event of Default has not been waived or such Term Loan Action Notice has not been rescinded, in each case by the Required Lenders after the Agent’s receipt of the Term Loan Action Notice, (4) in the good faith determination of the Agent, taking an Enforcement Action is permitted under the terms of the Loan Documents and applicable law, (5) taking an Enforcement Action shall not result in any liability of the Agent, the Term Loan Agent or the Lenders to any Loan Party or any

other person, (6) the Agent shall be entitled to all of the benefits of Sections 9.03, 9.04 and 9.14 hereof, and (7) the Agent shall not be required to take an Enforcement Action so long as, within the period provided above, the Agent shall, at its option, either (a) appoint the Term Loan Agent, as an agent of the Agent for purposes of exercising the rights of the Agent to take an Enforcement Action, subject to the terms hereof or (b) resign as Agent, and the Term Loan Agent shall automatically be deemed to be the successor Agent hereunder and under the other Loan Documents for purposes hereof or thereof, except with respect to the provisions of Article II hereof and in connection with all matters relating to the determination of the Revolving Borrowing Base and each of its components (including Eligible Credit Card Receivables, Eligible Trade Receivables, Eligible In-Transit Inventory, Eligible Inventory, Reserves and receiving reports in respect of Collateral and conducting field examinations and appraisals with respect to the Collateral and similar matters), which shall be taken at the direction of the Required Revolving Lenders until a new Agent is appointed at the direction of the Required Revolving Lenders.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.04                        Application of Funds.  After the exercise of remedies provided for in Section 8.03 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.03), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Revolving Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Revolving Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Revolving Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Revolving Loans and other Obligations in connection therewith, and fees (including Letter of Credit Fees), ratably among the Revolving Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Revolving Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Committed Revolving Loans, ratably among the Revolving Lenders in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents but excluding Obligations for Bank Products in excess of $2,500,000 or to the extent a Reserve is not in place on the Borrowing Base, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them; and

Eleventh, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Term Loan Agent and amounts payable under Article III) payable to the Term Loan Agent;

Twelfth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations in connection therewith, and fees (excluding any Early Termination Fees), ratably among the Term Lenders in proportion to the respective amounts described in this clause Twelfth payable to them;

Thirteenth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan, ratably among the Term Lenders in proportion to the respective amounts described in this clause Thirteenth held by them;

Fourteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourteenth held by them;

Fifteenth, to payment of all other Obligations arising from Bank Products not paid pursuant to clause Tenth, to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
THE AGENT

9.01                        Appointment and Authority.  Each of the Lenders and the Swing Line Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Term Loan Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.  The Person serving as the Agent or the Term Loan Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent or the Term Loan Agent and the terms “Revolving Lender” or “Revolving Lenders” and “Term Lender” or “Term Lenders”  shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent or the Term Loan Agent, as applicable, hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  Neither the Agent nor the Term Loan Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent and the Term Loan Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent or the Term Loan Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Agent nor the Term Loan Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or the Term Loan Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or the Term Loan Agent or any of their respective Affiliates in any capacity.

Neither the Agent nor the Term Loan Agent shall be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent or the Term Loan Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.03) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

Neither the Agent nor the Term Loan Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent or the Term Loan Agent, as applicable, by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent or the Term Loan Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent or the Term Loan Agent shall have received such direction, the Agent or the Term Loan Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent or the Term Loan Agent be required to comply with any such directions to the extent that the Agent or the Term Loan Agent believes that its compliance with such directions would be unlawful.

Neither the Agent nor the Term Loan Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or the Term Loan Agent.

9.04                        Reliance by Agent and Term Loan Agent.  The Agent and Term Loan Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent and Term Loan Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent and Term Loan Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent or Term Loan Agent, as applicable, shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent and Term Loan Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Agent and the Term Loan Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent or the Term Loan Agent.  The Agent or the Term Loan Agent, and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent, the Term Loan Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent or the Term Loan Agent..

9.06                        Resignation of Agent.  The Agent or the Term Loan Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower.  Upon receipt of any such notice of resignation (a) from the Agent, the Required Revolving Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States or (b) from the Term Loan Agent, the Required Term Lenders shall have the right to appoint a successor, which shall be a Term Loan Lender, or an Affiliate of any such Term Loan Lender, in each case, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Lead Borrower (which approval shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Revolving Lenders or the Required Term Lenders, as applicable, and shall have accepted such appointment within thirty (30) days after the retiring Agent or Term Loan Agent gives notice of its resignation, then the retiring Agent or Term Loan Agent may, on behalf of the Revolving Lenders and the L/C Issuer (in the case of the Agent) or on behalf of the Term Lenders (in the case of the Term Loan Agent), appoint a successor Agent or Term Loan Agent, as applicable, meeting the qualifications set forth above, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Lead Borrower (which approval shall not be unreasonably withheld or delayed); provided, that if the Agent or the Term Loan Agent, as applicable, shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent or Term Loan Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent or the Term Loan Agent, as applicable, shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Applicable Lenders appoint a successor Agent or Term Loan Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent or Term Loan Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent of Term Loan Agent, and the retiring Agent or Term Loan Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent or Term Loan Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the retiring Agent’s or Term Loan Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent or Term Loan Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent or Term Loan Agent was acting in such capacity hereunder.

Any resignation by Wells Fargo as Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as L/C Issuer.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Agent, Term Loan Agent, and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent, the Term Loan Agent, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent, the Term Loan Agent, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, Term Loan Agent, a Lender or the L/C Issuer hereunder.

9.09                        Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent, the Term Loan Agent, and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, the Term Loan Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent and Term Loan Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent or Term Loan Agent, as applicable, any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent, the Term Loan Agent, and their respective agents and counsel, and any other amounts due the Agent or the Term Loan Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10                        Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full, in cash, of all Obligations, and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) and (q) of the definition of Permitted Encumbrances; and

(c)                                  to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Notice of Transfer.  The Agent and the Term Loan Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12                        Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)                                 agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b)                                 is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)                                  expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)                                  agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)                                   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent, the Term Loan Agent, and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent, the Term Loan Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent, the Term Loan Agent, and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13                        Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent, the Term Loan Agent, and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession.  Should the Term Loan Agent or any Lender (other than the Agent) obtain possession of any such Collateral, the Term Loan Agent or such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14                        Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, the Term Loan Agent, the L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, the Term Loan Agent, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, the Term Loan Agent, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, the Term Loan Agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15                        Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent and the Term Loan Agent) authorized to act for, any other Lender.

9.16                        Defaulting Lenders.

(a)                                 If for any reason any Lender shall become a Defaulting Lender and such failure is not cured within three (3) Business Day after receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties’, or any other party at law or in equity (and not at limitation thereof): (i) any such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) any such Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding

Obligations, and (iii) at the option of the Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit.  Such Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i), (ii), and (iii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08(b) hereof from the date when originally due until the date upon which any such amounts are actually paid, or otherwise cure such default or other cause of such Lender becoming a Defaulting Lender.

(b)                                 The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans.  Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the or Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c)                                  Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(d)                                 All or any part of a Defaulting Lender’s participation in Letter of Credit and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentage (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate revolving credit exposure (which shall include all exposure with respect to Letters of Credit and Swing Line Loans) of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under the law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ fronting exposure and (y) second, Cash Collateralize the L/C Issuer’s fronting exposure in accordance with the procedures set forth in Section 2.03(g).

9.17                        Syndication Agent; and Co-Lead Arrangers.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Syndication Agent nor any Person who is or becomes a Co-Lead Arranger shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE X
MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment (including any Extension Amendment) or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.03) without the written Consent of such Lender;

(b)                                 as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including any Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written Consent of such Lender; provided, that any Revolving Lender may extend the final expiration of its Revolving Commitment without the consent of any other Lender in accordance with Section 2.15;

(c)                                  as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that (i) only the Consent of the Required Revolving Lenders shall be necessary to amend the definition of “Default Rate” as it applies to the Committed Revolving Loans and the Swing Line Loans or to waive any obligation of the Borrowers to pay interest on the Committed Revolving Loans and the Swing Line Loans or Letter of Credit Fees at the Default Rate and (ii) only the Consent of the Required Term Lenders shall be necessary to amend the definition of “Default Rate” as it applies to the Term Loan or to waive any obligation of the Borrowers to pay interest on the Term Loan at the Default Rate;

(d)                                 (i) as to any Lender, change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender or (ii) change Section 8.04 without the written consent of each Lender;

(e)                                  change any provision of this Section 10.01 or the definition of “Applicable Lenders”, “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender included in any such definition;

(f)                                   except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g)                                  except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents;

(h)                                 increase the Aggregate Revolving Commitments or increase the principal amount of the Term Loan without the written Consent of each Lender, provided, that only the Consent of the

Required Revolving Lenders shall be required to increase the then outstanding Aggregate Revolving Commitments by an amount up to ten (10%) percent of the then outstanding Aggregate Revolving Commitments in connection with debtor in possession financing offered by the Agent after any of the Loan Parties becomes subject to a case under any Debtor Relief Laws;

(i)                                     change the definition of the terms “Borrowing Base”, “Revolving Borrowing Base” or “Term Loan Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that only the Consent of the Required Revolving Lenders shall be required to change the definition of “Revolving Borrowing Base” or component definitions thereof such that the amount available to be borrowed by the Borrowers in connection with debtor in possession financing offered or use of cash collateral consented to by the Agent after any of the Loan Parties becomes subject to a case under any Debtor Relief Laws may be increased (but not decreased) by five percent (5%) minus the then Outstanding Amount of Permitted Overadvances; provided, that only the Consent of the Required Lenders shall be required to change the definition of “Term Loan Borrowing Base” or component definitions thereof (and make a corresponding increase to the aggregate amount of the Term Loan) such that the amount available to be borrowed by the Borrowers in connection with debtor-in-possession financing offered or use of cash collateral consented to by the Agent after any of the Loan Parties becomes subject to a case under any Debtor Relief Laws may be increased (but not decreased) by five percent (5%); provided further, that the foregoing shall not limit the discretion of the Agent or the Term Loan Agent to change, establish or eliminate any Reserves;

(j)                                    modify the definition of Permitted Overadvance so as to increase the amount thereof or the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender;

(k)                                 except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents to any other Indebtedness or Lien, as the case may be, without the written Consent of each Lender;

(l)                                     increase the rate of interest applicable to the Committed Revolving Loans (other than in connection with charging the Default Rate) by more than two percent (2.0%), without the Consent of the Required Term Lenders;

(m)                             increase the Term Loan Interest Rate (other than in connection with charging the Default Rate) by more than three percent (3.0%), without the written Consent of the Required Revolving Lenders;

(n)                                 (i) without the written Consent of the Required Term Lenders, in the event that the Lead Borrower or any of the other Loan Parties become subject to a case under any Debtor Relief Laws, no Revolving Lender will propose any debtor-in-possession financing in favor the Loan Parties unless the terms of such debtor-in-possession financing complies with the terms and conditions of this Agreement and the Agent, for the benefit of the Term Lenders, retains a lien on the Collateral with the same priorities as set forth herein and (ii) without the written Consent of the Required Revolving Lenders, in the event that the Lead Borrower or any of the other Loan Parties become subject to a case under any Debtor Relief Laws, no Term Lender will propose any debtor-in-possession financing in favor of the Loan Parties unless the terms of such debtor-in-possession financing complies with the terms and conditions of this Agreement and the Agent, for the benefit of the Revolving Lenders, retains a lien on the Collateral with the same priorities as set forth herein (for the avoidance of doubt, in no event shall any such debtor-in-possession financing be secured by a Lien on the Collateral senior to the pre-petition Lien of the Agent, for the benefit of the Revolving Lenders, without the written Consent of each Revolving Lender);

(o)                                 in the event that the Lead Borrower or any of the other Loan Parties become subject to a case under any Debtor Relief Laws, consent by the Agent to the use of cash collateral from the proceeds of Collateral without the consent of the Required Revolving Lenders and Required Term Lenders; provided, that adequate protection liens shall in all cases preserve the priorities provided in this Agreement; and

(p)                                 without the Consent of the Required Revolving Lenders and the Required Term Lenders:

(i)                                     amend Sections 6.01, 6.02, 6.03, 6.06, 6.07, 6.10, 6.11, 6.13, 6.15, any provisions of Article VII, or Section 8.01 or 8.02, or Section 10.04; and

(ii)                                  amend the definitions of “Accelerated Borrowing Base Delivery Event”, “Adjusted LIBO Rate”, “Applicable Percentage”, “Appraised Value”, “Approved Fund”, “Availability”, “Base Rate”, “Cash Dominion Event”, “Cash Management Services”, “Change of Control”, “Consolidated EBITDA”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Interest Charges”, “Consolidated Net Income”, “Credit Party”, “Credit Party Expenses”, “Disposition”, “Eligible Assignee”, “Enforcement Action”, “Indebtedness”, “Interest Payment Date”, “Interest Period”, “LIBO Rate”, “Material Adverse Effect”, “Overadvance”, “Payment Conditions”, “Permitted Business Acquisition”, “Permitted Dispositions”, “Permitted Encumbrances”, “Permitted Indebtedness”, “Permitted Investments”, “Prepayment Event”, “Restricted Payments”, “Reserves” (or any defined term included therein, provided that this subclause (ii) shall not limit the discretion of the Agent to change, establish or eliminate any Reserves or abrogate the obligation of the Agent to maintain the Term Loan Reserve in accordance with the terms hereof), “Term Loan Action Notice”, “Term Loan Reserve”, or “Unintentional Overadvance”;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Term Loan Agent in addition to the Lenders required above, affect the rights or duties of the Term Loan Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacity as a Lender, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, only the consent of the applicable provider or holder of any Bank Products or Cash Management Services shall be required in order to amend such agreements.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Loan Parties, the Agent, the Term Loan Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(iii)                               Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Loan Parties, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures reasonably satisfactory to the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent, the Term Loan Agent, or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Loan Parties, the Agent, the Term Loan Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the Term Loan Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Agent and the Term Loan Agent from time to time to ensure that the Agent and the Term Loan Agent each has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)                                  Reliance by Agent, L/C Issuer and Lenders.  The Agent, the Term Loan Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, the Term Loan Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrowers shall pay all Credit Party Expenses.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent and the Term Loan Agent (and any sub-agents thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent and the Term Loan Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property for which any Loan Party or any of its Subsidiaries could reasonably be excepted to be subject to Environmental Liability, or any other Environmental Liability of any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel (plus any local counsel) representing the Agent and Term Loan Agent and one counsel representing all other Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(c)                                  Reimbursement by Lenders.  Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Term Loan Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), the Term Loan Agent (or any such sub-agent), or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable on demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of any Agent, the Term Loan Agent, and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Revolving Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount relating to the Revolving Commitments or the Committed Revolving Loans so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, and (c) each Term Lender severally agrees to pay to the Term Loan Agent upon demand its Applicable Percentage (without duplication) of any amount relating to the Term Loan so recovered from or repaid by the Term Loan Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clauses (b) and (c) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent, the Term Loan Agent, and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 with respect to any assignments of Revolving Commitments or Committed Revolving Loans, or $2,500,000 with respect to any assignments of the Term Loan (or any portion thereof), unless the Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (3) such assignment is being made in connection with the sale of a Lender’s portfolio of loans; and

(B)                               the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for all assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                               the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment; and

(E)                                the consent of the Term Loan Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Term Loan (or any portion thereof) if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent, the Term Loan Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower, the Term Loan Agent, and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Term Loan Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”).  The entries in each Participation Register shall be conclusive absent manifest error and such Loan Parties, the Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04, Section 3.05 and Section 10.08”).  The Participation Register shall be available for inspection by the Lead Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s Interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Commitment and Committed Revolving Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Revolving Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be.  If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans pursuant to Section 2.03(c)).  If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Confidential Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Confidential Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Agent, the Term Loan Agent, or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Agent, the Term Loan Agent, or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent or the Term Loan Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender, the Term Loan Agent, and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN

PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION AND ANY COUNTERCLAIM BROUGHT BY ANY LOAN PARTY SHALL BE IN THE SAME COURT AS THE INITIAL CLAIM WAS BROUGHT.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17                 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent and the Term Loan Agent (in each case, for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, the Agent, or the Term Loan Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18                 Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19                 Time of the Essence.  Time is of the essence of the Loan Documents.

10.20                 Press Releases.

(a)                                 Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent, the Term Loan Agent, or their Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and the Term Loan Agent and without the prior written consent of the Agent or Term Loan Agent, as applicable, unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)                                 Each Loan Party consents to the publication by the Agent, the Term Loan Agent, or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent and the Term Loan Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia.  The Agent, the Term Loan Agent, or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof.  The Agent and the Term Loan Agent reserve the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.21                 Additional Waivers.

(a)                                 The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)                                 The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)                                  To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been paid in full in cash and the Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)                                 Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23                 Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24                 Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.24, or otherwise under the Facility Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations.  Each Qualified ECP Guarantor intends that this Section 10.24 constitute, and this Section 10.24 shall be deemed to constitute, a “keepwell, support , or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

FLOOR AND DECOR OUTLETS OF AMERICA, INC., as the Lead Borrower

By:	/s/ Trevor Lang
Name:	Trevor Lang
Title:	Chief Financial Officer

FDO ACQUISITION CORP., as a Guarantor

By:	/s/ Trevor Lang
Name:	Trevor Lang
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and Revolving Lender, L/C Issuer and Swing Line Lender

By:	/s/ William Chan
Name:	William Chan
Title:	Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Term Loan Agent and Term Lender

By:	/s/ Sally Sheehan
Name:	Sally Sheehan
Title:	Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Revolving Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

[Signature Page to Credit Agreement]

SUNTRUST BANK, as Revolving Lender

By:	/s/ J. Matney Gornall
Name:	J. Matney Gornall
Title:	Vice President

[Signature Page to Credit Agreement]